Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
by
Collabrium Japan Acquisition Corporation
of
Up to 1,218,549 of its Ordinary Shares
at a Purchase Price of $10.32619 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, APRIL 23, 2014, UNLESS THE OFFER IS EXTENDED.

If you do not tender your shares at this time, you will retain the right to participate in any proposed initial business combination or to redeem your shares at the time we conduct the tender offer in connection with such initial business combination. The redemption price should you not tender your shares at this time and instead wait until the offer in connection with any proposed business combination or liquidation will be approximately $10.526 per share, all as described in more detail below. We urge you to retain your shares and consider any proposed initial business combination.

Collabrium Japan Acquisition Corporation, a British Virgin Islands business company with limited liability (“Collabrium,” “we,” “us” or “our”), hereby offers to purchase up to 1,218,549 of Collabrium’s issued and outstanding ordinary shares, no par value (the “Ordinary Shares”), at a purchase price of $10.32619 per share, net to the seller in cash, without interest (the “Share Purchase Price” or “Purchase Price”), for a total Purchase Price of up to $12,582,968 upon the terms and subject to certain conditions described in this Offer to Purchase for Cash (the “Offer to Purchase”) and in the letter of transmittal for the Ordinary Shares (the “Letter of Transmittal”) (which, together with this Offer to Purchase as they may be amended or supplemented from time to time, constitute the “Offer”). If more than 1,218,549 Ordinary Shares are validly tendered and not properly withdrawn, we will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 1,218,549 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. If we terminate the Offer, we will NOT purchase any Ordinary Shares pursuant to the Offer. If the Offer is not completed, we will be unable to consummate a business combination prior to April 24, 2014 and will commence liquidation as soon as practicable after such date.

The Share Purchase Price of $10.32619 is equal to the per share amount of the Ordinary Shares sold in our initial public offering (“IPO”) on deposit in the trust account established to hold the proceeds of our IPO (the “Trust Account”) as of the commencement of the Offer, net of taxes payable and interest that will be withdrawn for working capital. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration.”

We are a blank check company formed for the purpose of completing an initial business combination with one or more target businesses. However, we will not be able to consummate an initial business combination prior to April 24, 2014, as required by our Memorandum and Articles of Association (the “Charter”). Since we will not be able to complete an initial business combination prior to April 24, 2014, our board of directors has determined that it would be in the best interests of our shareholders to amend the Charter and the agreement governing the Trust Account to extend such date for a period of four months until August 24, 2014, rather than liquidate as currently required by the Charter (the “Extension”). The proposed amendments to the Charter and the agreement governing the Trust Account are set out in Annexes I and II hereto respectively. In connection with the Extension, the board of directors has determined that it is in Collabrium’s best interest to allow shareholders holding the Ordinary Shares sold in our IPO (such shares, the “Public Shares,” and the holders of such shares, the “Public Shareholders”) the opportunity to redeem their Public Shares for a pro rata portion of the Trust Account, in accordance with their right to receive such monies under the Charter. This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Public Shares for a pro-rata portion of our Trust Account in the event our shareholders approve the Extension. Any shareholder that approves the Extension may still tender shares as part of this Offer.

If the Offer is completed, the holders of the Ordinary Shares issued prior to our IPO (such shares, the “Initial Shares,” and the holders of such shares, the “Initial Shareholders”) or persons on their behalf have agreed to contribute to us $0.20 for each Public Share that is not purchased in this Offer, or up to an aggregate of approximately $486,000 (the “Contribution”). We will deposit the amount of the Contribution in the Trust Account. Accordingly, if the Extension is approved and the Offer is completed, the redemption amount per share in a Second Tender Offer (as defined below) or in the event of our liquidation will be approximately $10.526 per share, in comparison to the Purchase Price of $10.32619 per share in this Offer. The Contribution is a condition to the completion of the Extension. The Contribution will not occur if the Extension is not approved or the Offer is not completed.

We intend to use the Extension to identify a target business, negotiate and execute a definitive acquisition agreement and consummate an initial business combination. In connection with the consummation of an initial business combination (assuming completion of this Offer and shareholder approval of the Extension), we intend to conduct a second offer to redeem the then outstanding Ordinary Shares for cash (the “Second Tender Offer”) pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”) and the terms of the definitive acquisition agreement for such initial business combination. There can be no assurance that we will be able to successfully consummate an initial business combination.

We will convene a meeting of shareholders on April 21, 2014 to consider and vote on the amendments to the Charter and the agreement governing the Trust Account. The amendment to the Charter must be approved by the affirmative vote of 65% of the Ordinary Shares voting at the shareholder meeting and the amendment to the agreement governing the Trust Account must be approved by the affirmative vote of 65% of the issued and outstanding Public Shares.

Shareholders are encouraged to review the proxy solicitation materials relating to the shareholder meeting being held to approve the Extension, which documents will be filed with the Securities and Exchange Commission and mailed to shareholders upon commencement of the proxy solicitation.

THE OFFER IS CONDITIONED UPON NO MORE THAN 1,218,549 ORDINARY SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND UPON SATISFACTION OF THE EXTENSION CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE), THE NET TANGLIBLE ASSETS CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE) AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Ordinary Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. Ordinary Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See “The Offer — Procedures for Tendering Shares.”

We will fund the purchase of Ordinary Shares in the Offer with cash available to us from the Trust Account in the event the Extension is approved by our shareholders. As of March 21, 2014, there was approximately $25,083,000 held in the Trust Account. We will pay the expenses of the Offer with the funds available to us outside of the Trust Account, with loans from our Initial Shareholders or persons on their behalf or upon consummation of an initial business combination. As of the date of this Offer, we had only approximately $243 of cash and cash equivalents not held in the Trust Account. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of Ordinary Shares being tendered. The Offer is, however, subject to certain other conditions, including that no more than 1,218,549 Ordinary Shares may be validly tendered and not properly withdrawn and the satisfaction of the Extension Condition and the Net Tangible Assets Condition. See “The Offer — Purchase of Shares and Payment of Purchase Price” and “— Conditions of the Offer.”

Collabrium’s Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “JACQ.” As of March 21, 2014, the last reported closing price of the Ordinary Shares was $10.29 per share. Shareholders are urged to obtain current market quotations for the Ordinary Shares before deciding whether to tender their Ordinary Shares pursuant to the Offer. See “Price Range of Securities and Dividends.”

We also have outstanding units comprised of one Ordinary Share and one warrant to acquire one Ordinary Share (a “Warrant” and, together with one Ordinary Share, “Units”). Collabrium’s Warrants and Units also are listed on Nasdaq under the symbols “JACQW” and “JACQU,” respectively. The Offer is only open for our Ordinary Shares, but not those together as part of our Units. You may tender Ordinary Shares that are included in Units, but to do so you must separate such Ordinary Shares from the Warrants prior to tendering such Ordinary Shares. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. See “The Offer — Procedures for Tendering Shares.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU DO NOT ACCEPT THE OFFER WITH RESPECT TO YOUR ORDINARY SHARES. IF YOU DO NOT TENDER YOUR SHARES AT THIS TIME, YOU WILL RETAIN THE RIGHT TO PARTICIPATE IN ANY PROPOSED INITIAL BUSINESS COMBINATION OR TO REDEEM YOUR PUBLIC SHARES AT A HIGHER PRICE AT THE TIME WE CONDUCT THE SECOND TENDER OFFER IN CONNECTION WITH SUCH INITIAL BUSINESS COMBINATION. WE URGE YOU TO RETAIN YOUR SHARES AND CONSIDER ANY PROPOSED INITIAL BUSINESS COMBINATION.

You must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Ordinary Shares with your broker, if any, or other financial advisor. See “Risk Factors” for a discussion of risks that you should consider before participating in the Offer.

The Initial Shareholders, including all of our officers and directors, have waived their right to participate in the Offer with respect to the Initial Shares. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “The Extension — Interests of Certain Persons in the Extension.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Ordinary Shares or passed upon the accuracy or adequacy of this Offer to Purchase or related documents. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, the information agent for the Offer (the “Information Agent”), at the telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

March 26, 2014

IMPORTANT

If you desire to tender all or any portion of your Ordinary Shares, you must do one of the following before the Offer expires:

•	if your Ordinary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Ordinary Shares for you;

•	if you hold certificates for Ordinary Shares registered in your own name, you must complete and sign the accompanying Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Ordinary Shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company (the “Depositary”) at the address shown on the back cover of this Offer to Purchase. Do not send such materials to Collabrium or the Information Agent;

•	if you are an institution participating in The Depository Trust Company, you must tender your Ordinary Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares”; or

•	if you are the holder of Units and wish to tender Ordinary Shares included in such Units, you must separate the Ordinary Shares from the Units prior to tendering such Ordinary Shares pursuant to the Offer. You must instruct your broker to do so, or if you hold Units registered in your own name, you must contact the Depositary directly and instruct them to do so. If you fail to cause your Ordinary Shares to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such Ordinary Shares prior to the expiration of the Offer.

To validly tender Ordinary Shares pursuant to the Offer, other than Ordinary Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulations to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Ordinary Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent. You should not assume that the information provided in this Offer to Purchase is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Purchase.

Questions and requests for assistance should be directed to Morrow & Co., LLC, the Information Agent for the Offer, at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other materials related to the Offer may also be obtained for free from Morrow & Co., LLC. Copies of this Offer to Purchase, the Letter of Transmittal, and any other material related to the Offer may also be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. See “Where You Can Find More Information.”

The Information Agent for the Offer is:

Morrow & Co., LLC
470 West Avenue, 3rd Floor,
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokerage firms: (203) 658-9400
Email: collabrium.info@morrowco.com

v

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS	1
FORWARD-LOOKING STATEMENTS	12
RISK FACTORS	13
SUMMARY	19
THE EXTENSION	21
THE OFFER	25
PRICE RANGE OF SECURITIES AND DIVIDENDS	42

Annex I — Form of amended Memorandum and Articles of Association, subject to Shareholder Approval

Annex II — Form of Amendment No. 1 to the Investment Management Trust Agreement, subject to Shareholder Approval

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information contained in the Collabrium Japan Acquisition Corporation, a British Virgin Islands business company with limited liability, Offer to Purchase Ordinary Shares. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase and the Letter of Transmittal, which collectively constitute the “Offer.” We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Ordinary Shares Subject of the Offer	Up to 1,218,549 Ordinary Shares of Collabrium.

Price Offered Per Ordinary Share	$10.32619 net to the seller in cash, without interest thereon.

Scheduled Expiration of Offer	11:59 p.m., New York City time, on April 23, 2014, unless the Offer is otherwise extended (the “Expiration Date”).

Party Making the Offer	Collabrium Japan Acquisition Corporation

For further information regarding the Offer, see “The Offer.”

Q.	Who is offering to purchase the Ordinary Shares?

A.	Collabrium is offering to purchase the Ordinary Shares. See “The Offer.”

Q.	What Ordinary Shares are sought?

A.	We are offering to purchase up to 1,218,549 outstanding Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer. We expect up to approximately $12,583,000 to be available to us from the Trust Account to purchase 1,218,549 outstanding Ordinary Shares. We have selected this maximum so that we will have approximately $12,500,000 remaining in the Trust Account after the completion of the Offer (without taking into account the Contribution). If more than 1,218,549 Ordinary Shares are validly tendered and not properly withdrawn, we will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 1,218,549 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. If we terminate the Offer, we will NOT: (1) purchase any Ordinary Shares pursuant to the Offer or (2) be able to take advantage of the Extension to consummate an initial business combination, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense.

Q.	Why are we making this Offer?

A.	Collabrium is required, in connection with the proposed amendment to its Charter, to provide all the Public Shareholders with the opportunity to redeem their Public Shares through a tender offer pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We will not be able to consummate an initial business combination prior to April 24, 2014, the termination date required by our Charter. Since we will not be able to complete an initial business combination prior to the termination date, our board of directors has determined that it would be in the best interests of our shareholders to amend the Charter to extend such termination date for a period of four months until August 24, 2014, rather than liquidate as required by the Charter. In connection with the Extension, the board of directors has determined that it is in Collabrium’s best interest to allow shareholders holding our Public Shares the opportunity to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account, in accordance with their right to receive such monies under the Charter. This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Public Shares for a pro-rata portion of our Trust Account in the event our shareholders approve the Extension.

We intend to use the Extension to identify a target business, negotiate and execute a definitive acquisition agreement and consummate an initial business combination. In connection with the consummation of an initial business combination, we intend to conduct the Second Tender Offer pursuant to the tender offer rules of the SEC and the terms of the definitive acquisition agreement. There can be no assurance that we will be able to successfully consummate an initial business combination.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been terminated. If such offer conditions are satisfied or waived, promptly after the Expiration Date, we will purchase and pay the Purchase Price for each Share validly tendered and not properly withdrawn.

If the Offer is completed, the Initial Shareholders or persons on their behalf have agreed to contribute to us $0.20 for each Public Share that is not purchased in this Offer, or up to an aggregate of $486,000. We will deposit the amount of the Contribution in the Trust Account. Accordingly, if the Extension is approved and the Offer is completed, the redemption amount per share in a Second Tender Offer or in the event of our liquidation will be approximately $10.526 per share, in comparison to the Purchase Price of $10.32619 per share in this Offer.

Q.	Is there a business combination agreement related to the Offer?

A.	No. This Offer relates only to the Extension and not an initial business combination. In the event that the Extension is approved by our shareholders and this Offer is completed prior to April 24, 2014, we intend to use the Extension to identify a target business, negotiate and execute a definitive acquisition agreement and consummate an initial business combination. There can be no guarantee that an initial business combination will be consummated.

Q.	Are the Offer and the Extension conditioned on one another?

A.	Yes. It is a condition to the completion of the Extension that the Offer is conducted in accordance with the terms of our Charter and that Collabrium shall have accepted the Public Shares validly tendered and not properly withdrawn pursuant to the Offer and that no more than 1,218,549 of the Public Shares be validly tendered and not properly withdrawn through this Offer. The Offer is also subject to the satisfaction of the Extension Condition (as described below) and the Net Tangible Assets Condition (as described below).

You may participate in the Offer whether you vote in favor of or against the Extension proposals. If you vote in favor of the Extension and do not participate in the Offer and the Extension is completed, you will continue to be a Public Shareholder after April 24, 2014 and will have an opportunity to participate in the Second Tender Offer in connection with an initial business combination, as described herein. If you participate in the Offer and the Offer is completed, whether or not you vote for or against the Extension, you will be entitled to receive funds from the Trust Account upon the closing of the Offer and you will no longer be a shareholder in Collabrium with respect to any Ordinary Shares so tendered. If you vote against the Extension and do not participate in the Offer and the Extension is not completed, you will still be entitled to receive funds from the Trust Account as Collabrium will be required to commence liquidation after April 24, 2014 in accordance with the terms of its current Charter.

Q.	Is there a shareholder meeting related to the Extension?

A.	Yes. In order to effect the Extension, shareholders must approve certain amendments to our Charter and the agreement governing the Trust Account. Accordingly, we will convene a meeting of shareholders on April 21, 2014 to consider and vote on these amendments. Shareholders are encouraged to review the proxy solicitation materials relating to the shareholder meeting being held to approve the Extension, which documents will be filed with the SEC and mailed to shareholders upon commencement of the proxy solicitation. You may participate in the Offer whether you vote in favor of or against the Extension proposals.

In connection with the shareholder meeting related to the Extension, Collabrium expects to solicit proxies for the meeting primarily by mail. Collabrium has retained Morrow & Co., LLC, for an initial fee of $17,500 plus out-of-pocket expenses, to assist in the solicitation of proxies for the shareholder meeting as well as the Offer. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitations by the directors, officers and employees of Collabrium. No additional compensation will be paid to Collabrium’s directors, officers or employees for their solicitation efforts.

Q.	Does my vote with respect to the Extension proposals affect my right to tender my Public Shares?

A.	No. How you vote with respect to the proposals does not affect your right to tender your shares.

Q.	What if more than 1,218,549 Ordinary Shares are validly tendered in this Offer or the other conditions to the offer are not satisfied?

A.	If more than 1,218,549 Ordinary Shares are validly tendered and not properly withdrawn or if we are unable to satisfy the Extension Condition (as defined below) or the Net Tangible Assets Condition (as defined below), we may amend, terminate or extend the Offer until April 24, 2014. If we terminate the Offer, we will NOT: (i) purchase any Ordinary Shares pursuant to this Offer or (ii) be able to take advantage of the Extension to consummate an initial business combination. Ordinary Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration or termination of the Offer.

Q.	What will be the purchase price for the Ordinary Shares and what will be the form of payment?

A.	The Share Purchase Price for the Offer is $10.32619 per share. All Ordinary Shares we purchase pursuant to the Offer will be purchased at the Share Purchase Price. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration.” If your Ordinary Shares are purchased in the Offer, you will be paid the Share Purchase Price, in cash, without interest, promptly after the Expiration Date. Our Charter requires that we offer a price per Ordinary Share equal to the amount held in the Trust Account, including interest but net of taxes payable, divided by 2,429,063 Public Shares. Under no circumstances will we pay interest on the Share Purchase Price including but not limited to, by reason of any delay in making payment. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration” and “— Purchase of Shares and Payment of Purchase Price.”

Q.	Why is Collabrium tendering for the Ordinary Shares if Collabrium’s board recommends that I DO NOT tender my shares?

A.	Pursuant to our Charter, if our shareholders approve the Extension, Collabrium must provide shareholders an opportunity to redeem their Public Shares for a pro-rata portion of the Trust Account. However, we cannot complete the Offer and take advantage of the Extension if more than 1,218,549 Ordinary Shares are validly tendered and not properly withdrawn. Accordingly, we are making the Offering even though we recommend that you do NOT tender your Ordinary Shares so that you can consider any proposed initial business combination.

Q.	How is the Offer different from typical tender offers?

A.	Typically an issuer or a third party commencing a tender offer wants to purchase the entire amount of the securities they are offering to purchase. In this case, Collabrium does not want its shareholders to tender any Ordinary Shares, and Collabrium’s board of directors recommends that existing shareholders not tender their Ordinary Shares after they review this Offer to Purchase. In fact, unlike most tender offers where an offeror’s purchase of securities enables them to consummate a business combination, here, your decision to tender your Ordinary Shares may make it less likely that we can consummate an initial business combination because if more than 1,218,549 Ordinary Share are validly tendered and not properly withdrawn in the Offer, we will not be able to complete the Offer. In essence, the Offer functions as a “reverse” tender offer in which a shareholder can exercise their redemption rights for Ordinary Shares and we will only be able to complete the Offer if no more than 1,218,549 Ordinary Shares are tendered in the Offer. Accordingly, your decision to tender your Ordinary Shares in the Offer would make it less likely that we will be able to conduct the Second Tender Offer and consummate an initial business combination.

In addition, unlike a typical tender offer, there will be no proration in the event more than 1,218,549 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. If more than 1,218,549 Ordinary Shares are validly tendered and not properly withdrawn, we will terminate the Offer. Shareholders have the right, pursuant to our Charter, to a pro rata portion of our Trust Account, absent a business combination, only in the event of our liquidation. Consequently, if we terminate the Offer, we will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) be able to take advantage of the Extension to consummate an initial business combination, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense upon expiration or termination of the Offer.

Q.	What is the background of Collabrium?

A.	Collabrium is a blank check company formed for the purpose of completing an initial business combination with one or more target businesses. On October 24, 2012, Collabrium consummated the sale of 4,000,000 Units in its IPO. Simultaneously with the consummation of the IPO, Collabrium consummated the private placement of 3,600,000 warrants (the “Insider Warrants”) at a price of $0.75 per warrant, generating total proceeds of $2,700,000. On November 29, 2012, Collabrium consummated the sale of an additional 200,000 Units, which were sold pursuant to the over-allotment option granted to the underwriter of its IPO. The 4,200,000 Units sold in the IPO, including the 200,000 Units sold subject to the over-allotment option, were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $42,000,000. The net proceeds of the IPO (including the Units sold pursuant to the over-allotment option), including a deferred corporate finance fee of $1,260,000 payable to the underwriter in the IPO upon consummation of an initial business combination, together with $2,700,000 from the sale of the Insider Warrants, for an aggregate of approximately $43,400,000, were deposited in the Trust Account.

Pursuant to our Charter, we previously had until January 24, 2014 to consummate our initial business combination or to seek a 90-day extension of the period of time in which to consummate a business combination. We were unable to complete a business combination and determined to seek the 90-day extension. As required by our Charter, in connection with this initial extension, we offered the Public Shareholders the right to redeem their Public Shares at a price per share equal to a pro rata portion of the amount on deposit in the Trust Account, or $10.32619 per share, pursuant to a tender offer. In accordance with our Charter, it was a condition to the offer that holders of no more than 3,253,818 shares redeem their Public Shares. Upon the expiration of the offer on January 23, 2014, the conditions of the offer were met and 1,770,937 Public Shares were redeemed. Accordingly, Collabrium was able to take advantage of this initial extension until April 24, 2014 to consummate its initial business combination.

If Collabrium is unable to consummate an initial business combination by April 24, 2014 (or by August 24, 2014 if the Extension is completed), it will, as promptly as reasonably possible, but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable), pro rata to the Public Shareholders by way of redemption, and cease all operations except for the purposes of winding up of its affairs, as further described herein. This redemption of Public Shareholders from the Trust Account shall be done automatically by function of our Charter and prior to any voluntary winding up, although at all times subject to the BVI Business Companies Act, 2004, of the British Virgin Islands (the “Companies Act”).

Q.	What are the most significant conditions to the Offer?

A.	Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn prior to the Expiration Date is conditioned upon, among other things:

•	the Extension having been approved by our shareholders (we refer to this condition, which is not waivable, as the “Extension Condition”);

•	our having net tangible assets of no less than $5,000,001 immediately prior to the Expiration Date, after taking into account the payment of the aggregate Purchase Price to the holders who have properly tendered and not withdrawn their shares in the Offer and after taking into account Collabrium’s expenses and other liabilities incurred as of the time immediately prior to the Expiration Date (we refer to this condition, which is not waivable, the “Net Tangible Assets Condition”); and

•	no more than 1,218,549 Ordinary Shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

The completion of the Extension and fulfillment of the Extension Condition are subject to the satisfaction on or prior to April 24, 2014 of each of the following conditions:

•	the Collabrium shareholder proposal to amend the Charter to extend the date by which Collabrium must consummate its initial business combination from April 24, 2014 to August 24, 2014 (the “Extension Amendment”), a form of such amended Charter being attached hereto as Annex I, having been approved by the affirmative vote of 65% of the Ordinary Shares voting at the shareholder meeting on April 21, 2014; and

•	the Collabrium shareholder proposal to amend the Investment Management Trust Agreement (the “IMTA”), by and between Collabrium and Continental Stock Transfer & Trust Company entered into at the time of the IPO to (i) permit the withdrawal from the Trust Account of an amount sufficient to purchase the Ordinary Shares validly tendered and not withdrawn in the Offer and (ii) extend the date on which to liquidate the Trust Account in accordance with the IMTA to August 24, 2014 (the “IMTA Amendment”), a form of such IMTA Amendment being attached hereto as Annex II, having been approved by the affirmative vote of 65% of the issued and outstanding Public Shares.

The completion of the Extension, but not the fulfillment of the Extension Condition, is also subject to the condition that the Initial Shareholders have made the Contribution.

In addition, the Offer and the Extension are also subject to a number of other customary conditions. We refer to the conditions to the Offer, including the Extension Condition and the Maximum Tender Condition, as the “offer conditions.” See “The Offer — Conditions of the Offer.”

Q.	Why are we making the Offer?

A.	Our business objective is to complete an initial business combination with one or more target businesses. Since we will not be able to complete an initial business combination prior to April 24, 2014, our board of directors has determined that it would be in the best interests of our shareholders to amend the Charter and the IMTA in order to take advantage of the Extension. This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Public Shares for a pro-rata portion of our Trust Account, in accordance with their right to receive such monies under the Charter, in the event our shareholders approve the Extension.

If more than 1,218,549 Ordinary Shares are validly tendered and not properly withdrawn pursuant to the Offer or the Net Tangible Assets Condition is not satisfied, we will amend, terminate or extend the Offer. If we terminate the Offer, we will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) be able to take advantage of the Extension to consummate an initial business combination, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense upon expiration or termination of the Offer. Accordingly, our board of directors recommends that you NOT tender Ordinary Shares pursuant to the Offer because each Ordinary Share tendered in the Offer reduces the likelihood that the Maximum Tender Condition and Net Tangible Assets Condition will be satisfied, and reduces the amount of funds available to us to consummate an initial business combination. Consequently, each Ordinary Share tendered makes it less likely we will be able to take advantage of the Extension, conduct the Second Tender Offer and consummate an initial business combination. In addition, each Ordinary Share tendered reduces the funds available for the investment and working capital purposes of the combined company upon consummation of an initial business combination.

Promptly following the scheduled Expiration Date, we will publicly announce whether the Maximum Tender Condition, the Extension Condition, the Net Tangible Assets Condition and the other conditions to the Offer have been satisfied or, if waivable, waived, and whether the Offer has been completed, amended, terminated or extended. If such conditions are satisfied or waived, promptly after the Expiration Date, Collabrium shall purchase and pay the Purchase Price for each Ordinary Share validly tendered and not properly withdrawn prior to the Expiration Date.

Q.	How will Collabrium fund the payment for the Ordinary Shares?

A.	Collabrium will use funds raised in connection with its IPO, which funds are currently held in the Trust Account for the benefit of our Public Shareholders and which funds will become available to us from the Trust Account in the event the Extension Condition is met. In the event that the proposal to amend the IMTA is approved, funds in our Trust Account will be available for us to purchase your Ordinary Shares in the Offer. In the event the Extension is approved by our shareholders, depending on the results of the Offer, up to approximately $12,582,968 will be released to us from the Trust Account to purchase up to 1,218,549 Ordinary Shares which are tendered; however, if no Ordinary Shares are validly tendered in the Offer, none of the cash will be released to us from the Trust Account for purposes of this Offer. As of the date of this Offer, Collabrium had approximately $243 of cash and cash equivalents on hand outside of the Trust Account. See “The Offer — Source and Amount of Funds.”

Q.	How will the Contribution be funded?

A.	Our Initial Shareholders or persons on their behalf have agreed to fund the Contribution. We will deposit the amount of the Contribution in the Trust Account. Because of the Contribution, if the Extension is approved and the Offer is completed, the redemption amount per share in a Second Tender Offer or in the event of our liquidation will be approximately $10.526 per share, in comparison to the Purchase Price of $10.32619 per share in this Offer.

Q.	How long do I have to tender my Ordinary Shares?

A.	You may tender your Ordinary Shares pursuant to the Offer until the Offer expires on the Expiration Date. Collabrium will not have sufficient time to extend the Offer beyond April 24, 2014 if required as a result of the SEC’s staff review of this Offer to Purchase and related materials, in which case we will terminate the Offer. The Offer will expire on Wednesday, April 23, 2014, at 11:59 p.m., New York City time, unless we amend, terminate or extend the Offer. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Shares.”

Q.	Can the Offer be amended, terminated or extended and, if so, under what circumstances?

A.	Due to the requirement in our Charter and the agreement governing the Trust Account that we must liquidate the Trust Account by April 24, 2014, we will not extend the Offer beyond April 24, 2014. We intend to provide interim amendments to the Offer electronically via filings with the SEC. We can terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.	How will I be notified if the Offer is amended or terminated?

A.	We will announce any amendment to or termination of the Offer by promptly making a public announcement of the amendment or termination. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.	How do I tender my Ordinary Shares?

A.	If you hold your Ordinary Shares in your own name as a holder of record and decide to tender your Ordinary Shares, you must deliver your Ordinary Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Shares”) to Continental Stock Transfer & Trust Company (the “Depositary”) before 11:59 p.m., New York City time, on Wednesday, April 23, 2014 or such later time and date to which we may extend the Offer. Shareholders should not deliver any such materials to Collabrium or the Information Agent.

If you hold your Ordinary Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Ordinary Shares. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company (“DTC”), you must tender your Ordinary Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares.”

You may contact Morrow & Co, LLC, the information agent for the Offer (the “Information Agent”), or your broker for assistance. The telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

Q.	Can I tender my Units?

A.	No. If you hold Units, comprised of one Ordinary Share and a Warrant, and desire to tender the Ordinary Shares included in such Units, you must separate the Ordinary Shares from the Warrants that comprise the Units prior to tendering your Ordinary Shares pursuant to the Offer. You may instruct your broker to do so, or if you hold Units registered in your own name, you must contact the Depositary directly and instruct them to do so. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Ordinary Shares to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender those Ordinary Shares prior to the expiration of the Offer. See “The Offer — Procedures for Tendering Shares.”

Q.	Can I tender my Warrants?

A.	No. Collabrium is not offering to purchase its Warrants in the Offer. Furthermore, our Warrants are not exercisable until the consummation of an initial business combination and therefore a Warrant holder will not be able to exercise his, her or its Warrants to purchase Ordinary Shares and then tender the Ordinary Shares pursuant to the Offer.

Q.	Until what time can I withdraw previously tendered Ordinary Shares?

A.	You may withdraw Ordinary Shares that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 11:59 p.m. on Wednesday, April 23, 2014. Although pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Exchange Act, you would also have the right to withdraw your previously tendered Ordinary Shares at any time after 11:59 p.m., New York City time, on Wednesday, May 21, 2014 if not accepted prior to such time, if shareholders do not approve the Extension and the Offer is not completed by April 24, 2014, we will, as promptly as reasonably possible, but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable), pro rata to our Public Shareholders by way of redemption, and cease all operations except for the purposes of winding up of our affairs, as further described herein. Except as otherwise provided in “The Offer — Withdrawal Rights,” tenders of Ordinary Shares are irrevocable.

Q.	How do I properly withdraw Ordinary Shares previously tendered?

A.	You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Ordinary Shares to be withdrawn and the name of the registered holder of such Ordinary Shares. Certain additional requirements apply if the certificates for Ordinary Shares to be withdrawn have been delivered to the Depositary or if your Ordinary Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Shares.” See “The Offer — Withdrawal Rights.”

Q.	Has Collabrium or its board of directors adopted a position on the Offer?

A.	Our intention is to consummate an initial business combination and conduct the Second Tender Offer in connection therewith. Our board of directors has unanimously (i) approved our making the Offer, (ii) declared the advisability of and approved the Extension and the related shareholder proposals, and (iii) determined that the Extension is in the best interests of the shareholders of Collabrium. If you tender your Ordinary Shares pursuant to the Offer, you will not be a shareholder after the Extension and you will not have an opportunity to participate in any proposed initial business combination. You must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Q.	When and how will Collabrium pay for the Ordinary Shares I tender that are accepted for payment?

A.	Collabrium will pay the Share Purchase Price in cash, without interest, for the Ordinary Shares accepted for payment by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are satisfied or, if waivable, waived. The Depositary will act as your agent and will transmit to you the payment for all of your Ordinary Shares accepted for payment. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Q.	Will I have to pay brokerage fees and commissions if I tender my Ordinary Shares?

A.	If you are a holder of record of your Ordinary Shares and you tender your Ordinary Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Ordinary Shares in street name through a broker, bank or other nominee and your broker tenders Ordinary Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Shares.”

Q.	What are the U.S. federal income tax consequences if I tender my Ordinary Shares?

A.	The receipt of cash for your tendered Ordinary Shares will generally be treated for U.S. federal income tax purposes either as (i) a sale of your tendered Ordinary Shares or (ii) a corporate distribution. See “The Offer — Material U.S. Federal Income Tax Considerations.”

Q.	Will I have to pay stock transfer tax if I tender my Ordinary Shares?

A.	We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Ordinary Shares to the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Q.	How will the Offer affect the number of our outstanding shares and holders?

A.	Immediately following the Offer, we will have 3,829,063 Ordinary Shares outstanding in the event no Ordinary Shares are tendered in this Offer, and 2,610,514 Ordinary Shares outstanding in the event 1,218,549 Ordinary Shares are accepted in the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of Securities.”

To the extent any of our shareholders validly tender their Ordinary Shares (without subsequently properly withdrawing such tendered Ordinary Shares) and that tender is accepted, the number of our holders following the Offer would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Q.	Will our Initial Shareholders tender Ordinary Shares in the Offer?

A.	No. Our Initial Shareholders currently hold an aggregate of 1,400,000 Ordinary Shares. Our Initial Shareholders, including all of our officers and directors, have waived their right to participate in the Offer with respect to their Initial Shares. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Q.	What will happen if I do not tender my Public Shares?

A.	Shareholders who choose not to tender their Public Shares will retain their Public Shares, and they will be able to tender their Public Shares in the Second Tender Offer conducted by Collabrium in connection with the consummation of an initial business combination. If you do not tender your shares at this time, you will retain the right to participate in the combined company after an initial business combination or to redeem your Public Shares at the time we conduct the Second Tender Offer. Because of the Contribution, if the Extension is approved and the Offer is completed, the redemption amount per share in a Second Tender Offer or in the event of our liquidation will be approximately $10.526 per share, in comparison to the Purchase Price of $10.32619 per share in this Offer. See “The Extension” and “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Q.	If I object to the price being offered for my Ordinary Shares, will I have appraisal rights?

A.	No. No appraisal rights will be available to you in connection with the Offer or the Extension. See “Appraisal Rights.”

Q.	What is the recent market price for the Ordinary Shares?

A.	As of March 21, 2014, the last reported closing price on the Nasdaq Capital Market of Collabrium’s Ordinary Shares was $10.29. You are urged to obtain current market quotations for the Ordinary Shares before deciding whether to tender your Ordinary Shares. See “Price Range of Securities and Dividends.”

Q.	What interests do our Initial Shareholders, directors and executive officers have in the Extension?

A.	Our Initial Shareholders, including our executive officers and directors, have interests in the Extension and the Offer that may be different from, or in addition to, the interests of Collabrium shareholders. These interests include:

•	Our Initial Shareholders’ 1,400,000 Initial Shares, which they acquired for an aggregate of $25,000, have an aggregate value of $14,406,000 based on the closing price of the Ordinary Shares on the Nasdaq Capital Market of $10.29 as of March 21, 2014. The Initial Shareholders have waived their right to receive distributions with respect to the Initial Shares upon our liquidation, which will occur if we are unable to complete the Extension. Accordingly, the Initial Shares will be worthless if we are forced to liquidate.

•	Our Initial Shareholders’ 3,600,000 Insider Warrants, which they acquired for $2,700,000, have an aggregate value of $522,000 based on the closing price of the Warrants on the Nasdaq Capital Market of $0.145 as of March 21, 2014. In the event of our liquidation, the Insider Warrants will expire worthless.

•	Each of our current directors and officers may be reimbursed from our funds held outside of the Trust Account for out-of-pocket expenses incurred by him in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. However, if we do not complete an initial business combination, they will not have any claim against the Trust Account for the reimbursement of these expenses. Accordingly, because we have limited funds available to us outside the Trust Account, we will most likely not be able to reimburse these expenses if an initial business combination is not completed. As of the date of this Offer, our current directors and officers or persons on their behalf had incurred approximately $485,000 of unpaid reimbursable expenses. If the Offer is completed, and we are able to take advantage of the Extension, it will be more likely that we consummate an initial business combination and that all such expenses will be paid by us in full. In the event of liquidation, we may not be able to repay these loans.

•	If we liquidate in the event we are unable to consummate an initial business combination, Koji Fusa, our chief executive officer and a member of our board of directors, and Andrew Williams, our chairman of the board, have agreed that they will be jointly and severally liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a business combination, reduce the amounts in the trust account to below $10.326 per share, subject to certain exceptions. See “The Extension — Interests of Certain Persons in the Extension” and “— Officer and Director Liability.”

These interests may have influenced the Collabrium directors and executive officers in their determination to recommend that shareholders NOT tender Ordinary Shares pursuant to the Offer. See “Risk Factors — Risks Relating to the Extension,” “The Extension — Interests of Certain Persons in the Extension.”

Q.	What happens if the Extension is not approved by shareholders?

A.	If shareholders do not approve the Extension by April 24, 2014, then we will terminate the Offer and we will, as promptly as reasonably possible, but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable), pro rata to the Public Shareholders by way of redemption, and cease all operations except for the purposes of winding up of our affairs, as further described herein. This redemption of Public Shareholders from the Trust Account shall be done automatically by function of our Charter and prior to any voluntary winding up, although at all times subject to the Companies Act.

In order to redeem Public Shareholders from the Trust Account, we will instruct the trustee under the IMTA to distribute the aggregate amount then on deposit in the Trust Account, pro rata to our Public Shareholders. Our Initial Shareholders have agreed to waive their rights to liquidating distributions with respect to their Initial Shares if we fail to consummate our initial business combination by April 24, 2014. However, if our Initial Shareholders, or any of our other officers, directors or affiliates acquire Public Shares after our IPO, they will be entitled to receive liquidating distributions with respect to such Public Shares if we fail to consummate our initial business combination within the required time period. There will be no redemption rights or liquidating distributions with respect to our Warrants, which will expire worthless in the event we do not consummate our initial business combination within the required time period. We will pay the costs of our liquidation of the Trust Account from our remaining assets outside of the Trust Account or from interest not previously withdrawn from the Trust Account. Messrs. Fusa and Williams have agreed to indemnify us for all claims of creditors or prospective target businesses to the extent that we fail to obtain executed waivers from such entities in order to protect the amounts held in trust and except as to any claims under our indemnity of the underwriter of our IPO against certain liabilities, including liabilities under the Securities Act. However, we cannot assure you that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). We also cannot assure you that a creditor or shareholder will not file a petition with the British Virgin Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our Public Shareholders.

It is anticipated that the per-share redemption amount to be received by shareholders upon our dissolution would be approximately $10.326 (or $10.526 if the Extension is approved and the Offer is completed). The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than approximately $10.326 (or $10.526 if the Extension is approved and the Offer is completed).

Q.	What happens to the funds deposited in the Trust Account following the Extension?

A.	If shareholders approve the Extension, then an amount of funds held in the Trust Account sufficient to purchase Public Shares which have been validly tendered and not withdrawn (up to $12,582,968) will be released to us to pay the Purchase Price to shareholders tendering their Shares in the Offer. The balance of the funds, plus the amount of the Contribution, will remain in the Trust Account until we conduct the Second Tender Offer and consummate an initial business combination or liquidate in the event we are unable to consummate an initial business combination prior to August 24, 2014.

Q.	Who do I contact if I have questions about the Offer?

A.	For additional information or assistance or to request additional copies of this Offer to Purchase or other Offer documents, you may contact the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

Some of the statements in this Offer to Purchase constitute “forward-looking statements.” When used in this Offer to Purchase, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “potential” and “should,” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control), set forth in this section and elsewhere in this Offer to Purchase, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements.

Except as may be required by Rule 13e-4 promulgated under the Exchange Act and by other applicable securities laws, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of the Offer to Purchase, whether as a result of new information, future events or otherwise.

These risks, uncertainties and other important factors include, but are not limited to, the statements set forth under “Risk Factors” and the following:

•	the risk that more than 1,218,549 Ordinary Shares will be validly tendered and not properly withdrawn prior to the Expiration Date or that the Net Tangible Assets Condition is not satisfied, which would then cause us to withdraw the Offer;

•	the risk that shareholders do not approve the Extension, which would then cause us to withdraw the Offer;

•	the risk that governmental and regulatory review of the tender offer documents may result in the inability of Collabrium to complete the Offer by the Expiration Date;

•	the ability of Collabrium to effect the Extension or consummate an initial business combination;

•	the risk that a condition to the completion of the Extension may not be satisfied or waived;

•	the ability to meet the Nasdaq listing standards, including having the requisite number of shareholders;

•	potential changes in the legislative and regulatory environments;

•	potential volatility in the market price of the Ordinary Shares; and

•	other factors discussed in “Risk Factors.”

You should carefully consider these risks, in addition to the risks factors set forth in the section titled “Risk Factors” and other information in this Offer to Purchase and in our other filings with the SEC, including the final prospectus related to our IPO dated October 18, 2012 (Registration No. 333-183775) and our Annual Report on Form 20-F (File No. 001-35698) for the fiscal year ended September 30, 2013. The documents we file with the SEC, including those referred to above, also discuss some of the risks that could cause actual results to differ from those contained or implied in the forward-looking statements. See “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Ordinary Shares in the Offer. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the final prospectus related to our IPO dated October 18, 2012 (Registration No. 333-183775) and our Annual Report on Form 20-F (File No. 001-35698) for the fiscal year ended September 30, 2013.

Risks Related to the Offer

There is no guarantee that your decision whether or not to tender your Ordinary Shares will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Ordinary Shares in the future following the completion of the Offer. Certain events may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Ordinary Shares. Similarly, if you do not tender your Ordinary Shares, you will bear the risk of ownership of your shares until at least our conduct of the Second Tender Offer and, although we anticipate the per share price in the Second Tender Offer will be the same as the Share Purchase Price in this Offer, there can be no assurance that you can sell your shares thereafter for a greater amount than the Share Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions are not met, Collabrium may terminate the Offer.

If shareholders approve the Extension, we plan to use the cash available from the funds held in the Trust Account to purchase the Shares validly tendered and not properly withdrawn pursuant to the Offer. However, if the Maximum Tender Condition, the Extension Condition or the Net Tangible Assets Condition are not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. See “The Offer — Conditions of the Offer.” In such event, we will be forced to liquidate the Trust Account and cease all operations.

Risks Relating to the Extension

We will not be able to complete an initial business combination within the required time frame, and unless the Extension is completed, we will be forced to liquidate the Trust Account and our Warrants will expire worthless.

Pursuant to the Charter, if we are unable to complete an initial business combination by April 24, 2014 we will be forced to liquidate the Trust Account. Accordingly, if shareholders do not approve the Extension, we will be forced, in accordance with the IMTA, liquidate the Trust Account. Furthermore, there will be no distribution with respect to our outstanding Warrants which will expire worthless if we liquidate before the completion of a business combination.

If the Extension is approved, you will not have any rights or interest in funds from the Trust Account, except under certain limited circumstances, and therefore may not have access to such funds until August 24, 2014.

Our holders of Public Shares are entitled to receive funds from the Trust Account only in the event of the liquidation of the Trust Account or if they seek to redeem their respective Public Shares for cash in connection with a business combination or, if approved, in connection with the Extension. In no other circumstances does a shareholder have any right or interest of any kind in the Trust Account. Therefore, if the Extension is approved, you may not be able to obtain access to such funds until we conduct the Second Tender Offer or, if we liquidate, until August 24, 2014.

Concentration of ownership after the Extension may have the effect of delaying or preventing a change in control.

If the Extension is approved, our Initial Shareholders, who have waived their right to participate in the Offer with respect to their Initial Shares, will own approximately 53.6% of the voting power of Collabrium assuming that 1,218,549 of the Ordinary Shares are validly tendered and not properly withdrawn in the Offer and none of the outstanding Warrants are exercised. As a result, the Initial Shareholders will have the ability to influence, and in certain cases determine, the outcome of corporate actions of Collabrium requiring shareholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Ordinary Shares.

Our Initial Shareholders, including our officers and directors, have certain interests in effecting the Extension that may have influenced their decision to approve the Extension.

Our Initial Shareholders own 1,400,000 Initial Shares and 3,600,000 Insider Warrants. Our Initial Shareholders have waived their right to receive distributions with respect to the Initial Shares upon liquidation of the Trust Account which will occur if Collabrium is unable to effect the Extension by April 24, 2014. In addition, in the event of the liquidation of the Trust Account, our Warrants, including the Insider Warrants, will expire worthless. The financial interests of the Initial Shareholders, including our officers and directors, may have influenced their decision to approve the Extension. You should consider these interests when evaluating the Extension and the Offer. See “The Extension — Interests of Certain Persons in the Extension.”

Collabrium has incurred and expects to incur significant costs associated with the Extension. Whether or not the Extension is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Collabrium.

Collabrium expects to incur significant costs associated with the Extension and the Offer, a portion of which may be advanced by our officers, directors and their affiliates. As of the date of this Offer, our officers and directors or persons on their behalf have incurred unpaid reimbursable expenses on our behalf in the aggregate amount of $485,000. Whether or not the Extension is completed, these expenses will reduce the amount of cash available to be used for other corporate purposes by Collabrium and by the combined company if an initial business combination is consummated.

Risks Related to Collabrium

If the Extension is not approved or the Offer is not completed, we will be required to liquidate.

Pursuant to our Charter, we have only until April 24, 2014 to complete an initial business combination, which will not occur. Accordingly, if shareholders do not approve the Extension or the Offer is not completed before such date, we will, as promptly as reasonably possible, but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable), pro rata to the Public Shareholders by way of redemption, and cease all operations except for the purposes of winding up of its affairs, as further described herein. This redemption of Public Shareholders from the Trust Account shall be done automatically by function of our Charter and prior to any voluntary winding up, although at all times subject to the Companies Act.

If the Extension is approved and the Offer is completed, our Public Shareholders may be forced to wait until after August 24, 2014 before redemption from our trust account.

If the Extension is approved and the Offer is completed, but we are unable to complete an initial business combination by August 24, 2014, we will, as promptly as reasonably possible but no more than ten business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable), pro rata to our Public Shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described herein. Any redemption of Public Shareholders from the Trust Account shall be effected automatically by function of our Charter and will occur prior to any voluntary winding up. We have no obligation to return funds to our shareholders prior to the date of our redemption or liquidation unless we consummate our initial business combination or complete the Offer prior thereto and only then in cases where investors have sought to redeem their Ordinary Shares. Only upon our redemption or any liquidation will Public Shareholders be entitled to distributions if we are unable to complete our initial business combination.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders in the Second Tender Offer or upon our liquidation may be less than approximately $10.326 (or $10.526 if the Extension is approved and the Offer is completed) per share.

Our placing of funds in the Trust Account may not protect those funds from third party claims against us. Although we have and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses in the future to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the required time frame, or upon the exercise of a redemption right in connection with this Offer or the Second Tender Offer, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. The provision for payment of claims of creditors will not under any circumstances reduce the Purchase Price for the Ordinary Shares in this Offer, but may affect whether the Net Tangible Assets Conditions is satisfied. The provision for payment of claims of creditors may, however, reduce the per-share redemption amount received by shareholders in the Second Tender Offer or upon our liquidation.

By letter agreement executed in connection with our IPO, Koji Fusa, our chief executive officer, and Andrew Williams, our chairman of the board, have agreed that they will be jointly and severally liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a business combination, reduce the amounts in the trust account to below approximately $10.326 (or $10.526 if the Extension is approved and the Offer is completed) per share except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account (even if such waiver is deemed to be unenforceable) and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked Messrs. Fusa or Williams to reserve for such indemnification obligations and they may not be able to satisfy those obligations. We have not independently verified whether Messrs. Fusa or Williams has sufficient funds to satisfy the potential indemnity obligation and, therefore, they may not be able to satisfy the obligation.

If we are deemed to be insolvent, distributions, or part of them, may be delayed while the insolvency liquidator determines the extent of potential creditor claims. In these circumstances, prior payments made by us may be deemed “voidable transactions.”

If we do not complete an initial business combination by April 24, 2014 (or by August 24, 2014, if the Extension is approved and the Offer is completed), this will trigger an automatic redemption of Public Shareholders from the Trust Account pursuant to our Charter.

However, if at any time we are deemed insolvent for the purposes of the British Virgin Islands Insolvency Act, 2003 (the “Insolvency Act”) (i.e., (i) we fail to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree or order of a British Virgin Islands court in favor of any of our creditors is returned wholly or partly unsatisfied; or (iii) either the value of our liabilities exceeds our assets, or we are unable to pay our debts as they fall due), Collabrium may be obliged to seek insolvent liquidation. In these circumstances, a liquidator will be appointed who will give notice to our creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in the British Virgin Islands Official Gazette and a British Virgin Islands newspaper, and taking any other steps he considers appropriate, after which our assets would be distributed. As soon as practicable after completing his duties in relation to the liquidation of a company, the liquidator is required to send his final report and a statement of realizations and distributions to the creditors and members of the company and to the Registrar of Corporate Affairs in the British Virgin Islands (the “Registrar”). He is also required to provide the creditors and the members with a summary of the grounds upon which a creditor or member may object to the striking of the company from the register. The liquidator may determine that he requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the British Virgin Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our Public Shareholders. In such liquidation proceedings, the funds held in our trust account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the trust account we cannot assure you we will be able to return to our Public Shareholders the amounts otherwise payable to them.

If we are deemed insolvent, then there are also limited circumstances where prior payments made to our shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would include, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue” or payments made pursuant to “extortionate credit transactions”. Where a payment was a risk of being a voidable transaction, a liquidator appointed over an insolvent company could apply to the British Virgin Islands court for an order, inter alia, for the transaction to be set aside as a voidable transaction in whole or in part.

Our Initial Shareholders, including our officers and directors, have waived their right to participate in any liquidation distribution with respect to the Initial Shares. If we have not consummated an initial business combination within the required time frame, there will be no distribution from the Trust Account with respect to our Warrants, which will expire worthless. We will pay the costs of our liquidation and distribution of the Trust Account from our remaining assets outside of the Trust Account. In addition, Messrs. Fusa and Williams have agreed that they will be jointly and severally liable to us, for all claims of creditors to the extent that we fail to obtain executed waivers from such entities in order to protect the amounts held in trust, except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we cannot assure you that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). We also cannot assure you that a creditor or shareholder will not file a petition with the British Virgin Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our Public Shareholders.

Our securities may not continue to be listed on the NASDAQ Capital Market in the future, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are listed on the NASDAQ Capital Market, a national securities exchange. However, on February 20, 2014, we received a written notice from the Listing Qualifications Department of Nasdaq indicating that we are not in compliance with Listing Rule 5550(a)(3), which requires Collabrium to have at least of 300 public holders for continued listing on the exchange. The notice stated that, no later than April 6, 2014, we are required to submit a plan to regain compliance with this rule. We intend to submit a plan with Nasdaq on or before April 6, 2014 to maintain our Nasdaq listing. If Nasdaq accepts our plan, Nasdaq may grant us an extension of up to 180 calendar days from the date of the notice to evidence compliance with this rule. If Nasdaq does not accept our plan, we will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

We cannot assure you that we will be able to regain compliance with this rule or that we will continue to comply with Nasdaq’s other continued listing requirements. Accordingly, we cannot assure you that our securities will continue to be listed on the NASDAQ Capital Market in the future. Additionally, in connection with our business combination, we believe the NASDAQ Capital Market will require us to file a new initial listing application and meet its initial listing requirements, as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the NASDAQ Capital Market delists our securities, we could face significant material adverse consequences, including:

•	limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

•	determination that our Ordinary Shares are a “penny stock”, which will require brokers trading in our Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under British Virgin Islands law.

We are currently a company incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our Charter, the Companies Act and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the Companies Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions do exist in British Virgin Islands law for derivative actions to be brought in certain circumstances, shareholders in British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

The British Virgin Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; or

•	to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the U.S. judgment is final and for a liquidated sum;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•	in obtaining the judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

•	the proceedings pursuant to which the judgment was obtained were not contrary to natural justice.

In appropriate circumstances, a British Virgin Islands court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

As a result of all of the above, Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a U.S. company.

SUMMARY

Background

We are a British Virgin Islands blank check company incorporated on February 8, 2012 as a business company with limited liability under the name Collabrium Japan Acquisition Corporation. We were incorporated for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or any other similar business combination with, one or more businesses or entities. Our efforts to identify a prospective target business are not limited to a particular industry or geographic location. However, we have focused on target businesses that either have their primary operations located in Japan or that are operating outside of Japan but are Japanese owned.

Prior to our IPO, we had issued and outstanding a total of 1,533,333 Ordinary Shares held by Initial Shareholders, Andrew Williams, Koji Fusa, Hiroshi Tamanda and Timothy Duffy. A registration statement for our IPO was declared effective on October 18, 2012. On October 24, 2012, we consummated the sale of 4,000,000 Units in our IPO. Simultaneously with the consummation of the IPO, we consummated the private placement of 3,600,000 Insider Warrants at a price of $0.75 per private placement warrant, generating total proceeds of $2,700,000. On November 29, 2012, we consummated the sale of an additional 200,000 Units, which were sold pursuant to the over-allotment option granted to the underwriter of our IPO. As a result of the underwriter electing not to exercise of the over-allotment option in full, our Initial Shareholders forfeited an aggregate of 133,333 ordinary shares issued to them prior to the IPO. The 4,200,000 Units sold in the IPO, including the 200,000 Units sold subject to the over-allotment option, were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $42,000,000. The net proceeds of the IPO (including the Units sold pursuant to the over-allotment option), together with $2,700,000 from our sale of the Insider Warrants, including a deferred corporate finance fee of $1,260,000 payable to the underwriter in our IPO upon consummation of an initial business combination, for an aggregate of approximately $43,400,000, were deposited in the Trust Account.

Each Unit consists of one Ordinary Share and one Warrant. Each Warrant entitles the holder to purchase one ordinary share at a price of $11.50, subject to adjustment in certain circumstances. The Warrants will become exercisable on the completion of our initial business combination, and will expire five years after the completion of our initial business combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, we may redeem the outstanding Warrants (excluding the Insider Warrants), in whole and not in part, at a price of $0.01 per warrant, upon 30 days prior written notice, if and only if the last sale price of our Ordinary Shares equals or exceeds $17.50 per share for any 20 trading days within a 30-trading day period ending on the third business day before we send the notice of redemption to the warrant holders; and there is an effective registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus in respect thereof is available throughout the 30-day redemption period and continuing each day thereafter until the date of redemption. The Units commenced public trading on October 19, 2012, and the Ordinary Shares and Warrants commenced separate trading on December 11, 2012.

Pursuant to our Charter, we previously had until January 24, 2014 to consummate our initial business combination or to seek a 90-day extension of the period of time in which to consummate a business combination. We were unable to complete a business combination and determined to seek the 90-day extension. As required by our Charter, in connection with this initial extension, we offered our Public Shareholders the right to redeem their shares at a price per share equal to a pro rata portion of the amount on deposit in the Trust Account, or $10.32619 per share, pursuant to a tender offer. In accordance with our Charter, it was a condition to the offer that holders of no more than 3,253,818 shares redeem their Public Shares. Upon the expiration of the offer on January 23, 2014, the conditions of the offer were met and 1,770,937 Public Shares were redeemed. Accordingly, Collabrium was able to take advantage of this initial extension until April 24, 2014 to consummate its initial business combination.

If the Extension is not approved and the Offer is not completed by April 24, 2014 (or we are unable to consummate an initial business combination by August 24, 2014 if the Extension is approved and the Offer is completed), we will, as promptly as reasonably possible but no more than ten business days thereafter, distribute the aggregate amount then on deposit in the trust account (net of taxes payable), pro rata to our Public

Shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of Public Shareholders from the trust account shall be done automatically by function of our Charter and prior to any voluntary winding up.

We are an emerging growth company as defined in the JOBS Act and will remain such for up to five years. However, if our non-convertible debt issued within a three year period or our total revenues exceed $1 billion or the market value of our ordinary shares that are held by non-affiliates exceeds $700,000,000 on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, we have elected, under Section 107(b) of the JOBS Act, to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards.

Our principal executive offices are located at c/o Collabrium Advisors LLP, 16 Old Bond Street, London W1S 4PS and our telephone number there is 44-20-7408-4710. We also have offices located at c/o Eureka Company Limited, 6-7-14-202, Akasaka, Minato-ku, Tokyo, 107-0052, Japan.

The Second Tender Offer

Under its Charter, Collabrium will conduct, prior to the consummation of an initial business combination, the Second Tender Offer to provide its shareholders with the opportunity to redeem their Public Shares for cash equal to approximately $10.526 per Ordinary Share, upon and subject to the consummation of such initial business combination. Such Second Tender Offer will be conducted pursuant to the tender offer rules of the SEC and the terms of the definitive acquisition agreement for such initial business combination. The materials related to the Second Tender Offer will be filed with the SEC under cover of Schedule TO and will include full information relating to the business combination, including information related to the target company and its financial information as well as pro forma financial information.

The Second Tender Offer has not commenced. The solicitation of offers to buy Public Shares of Collabrium pursuant to the Second Tender Offer will only be made pursuant to an offer to purchase, the related form of letter of transmittal, and other related documents that Collabrium will send to its shareholders upon commencement of the Second Tender Offer. The tender offer materials related to the Second Tender Offer will contain important information about the initial business combination and the target business that should be read carefully before any decision is made with respect to such tender offer. Those materials will be distributed by Collabrium to its shareholders at no expense to them. In addition, upon finalization all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov and from the information agent we appoint in connection therewith.

THE EXTENSION

The discussion in this section is subject to, and is qualified in its entirety by reference to, the proxy solicitation materials relating to the shareholder meeting being held to approve the Extension, which documents will be made publicly available, filed with the SEC and distributed to shareholders upon commencement of the proxy solicitation.

General Description of the Extension

We are a blank check company formed for the purpose of completing an initial business combination with one or more target businesses. However, we will not be able to consummate an initial business combination prior to April 24, 2014, the termination date required by our Charter. Since we will not be able to complete an initial business combination prior to such termination date, our board of directors has determined that it would be in the best interests of our shareholders to extend the termination date for a period of four months until August 24, 2014, rather than liquidate as required by the Charter. In connection with the Extension, the board of directors has determined that it is in Collabrium’s best interest to allow shareholders holding our Public Shares the opportunity to redeem their Public Shares for a pro rata portion of the Trust Account, in accordance with their rights to do so under the Charter. This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Public Shares for a pro-rata portion of our Trust Account in the event our shareholders approve the Extension.

In order to effect the Extension, shareholders must approve certain amendments to our Charter and the IMTA. Accordingly, we will convene a meeting of shareholders to be held at the offices of Graubard Miller, our counsel, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, at 11:00 a.m., Eastern Time, on April 21, 2014 to consider and vote on the following proposals:

•	The Extension Amendment: To consider and vote upon an amendment to the Charter extending the date by which Collabrium must consummate its initial business combination from April 24, 2014 to August 24, 2014, and that the liquidation of Collabrium would similarly be delayed;

•	The IMTA Amendment: To consider and vote upon an amendment to the IMTA by and between Collabrium and Continental Stock Transfer & Trust Company entered into at the time of the IPO to (i) permit the withdrawal from the Trust Account of an amount sufficient to purchase the Ordinary Shares validly tendered and not withdrawn in the Offer and (ii) extend the date on which to liquidate the Trust Account in accordance with the IMTA to August 24, 2014; and

•	Such other procedural matters as may properly come before the meeting or any adjournment or postponement thereof.

Details of the proposed amendments to the Charter and the IMTA are set out in Annexes I and II hereto respectively.

Shareholders are encouraged to review the proxy solicitation materials relating to the shareholder meeting being held to approve the Extension and other proposals, which documents will be filed with the SEC and distributed to shareholders upon commencement of the proxy solicitation.

This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Public Shares for a pro-rata portion of our Trust Account, in accordance with their rights to do so under the Charter, in the event the shareholders approve the Extension. The Initial Shareholders, including our officers and directors, have waived their right to participate in the Offer with respect to the Initial Shares.

In connection with the consummation of an initial business combination (assuming shareholder approval of the Extension and completion of this Offer), we intend to conduct the Second Tender Offer pursuant to the tender offer rules of the SEC and the terms of the definitive acquisition agreement for such initial business combination. There can be no assurance that we will be able to consummate an initial business combination.

Because of the Contribution, if the Extension is approved and the Offer is completed, the redemption amount per share in a Second Tender Offer or in the event of our liquidation will be approximately $10.526 per share, in comparison to the Purchase Price of $10.32619 per share in this Offer. The Contribution is a condition to the completion of the Extension. The Contribution will not occur if the Extension is not approved or the Offer is not completed.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been terminated. If such offer conditions are satisfied or waived, promptly after the Expiration Date, Collabrium shall purchase and pay the Purchase Price for each Public Share validly tendered and not properly withdrawn. The Extension and other proposals must be approved at a meeting of Collabrium’s shareholders pursuant to our Charter.

Conditions to the Extension

Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things, approval of the Extension Condition, the Net Tangible Assets Condition and the Maximum Tender Condition, none of which are waivable.

The consummation of the Extension and fulfillment of the Extension Condition are subject to the satisfaction on or prior to April 24, 2014 of each of the following conditions:

•	the Extension Amendment having been approved by the affirmative vote of 65% of the Ordinary Shares voting at the shareholder meeting on April 21, 2014; and

•	the IMTA Amendment having been approved by the affirmative vote of 65% of the issued and outstanding Public Shares.

The completion of the Extension, but not the fulfillment of the Extension Condition, is also subject to the condition that the Initial Shareholders have made the Contribution. In addition, the Offer and the Extension are also subject to a number of other customary conditions. See “The Offer.”

Termination

We may amend the Offer to the extent we determine such amendment is necessary or is required by applicable law or regulation subject to compliance with the tender offer rules of the SEC. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived (to the extent waivable). See “The Offer — Extension of the Offer; Termination; Amendment.”

Effect of Termination

If Collabrium’s shareholders do not approve the Extension or we do not complete the Offer by April 24, 2014, then we will, as promptly as reasonably possible but no more than ten business days thereafter, distribute the aggregate amount then on deposit in the trust account (net of taxes payable), pro rata to our Public Shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of Public Shareholders from the trust account shall be done automatically by function of our Charter and prior to any voluntary winding up.

Recommendation of Collabrium’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU DO NOT ACCEPT THE OFFER WITH RESPECT TO YOUR ORDINARY SHARES. IF YOU DO NOT TENDER YOUR SHARES AT THIS TIME, YOU WILL RETAIN THE RIGHT TO PARTICIPATE IN ANY PROPOSED INITIAL BUSINESS COMBINATION OR TO REDEEM YOUR PUBLIC SHARES AT THE TIME WE CONDUCT THE SECOND TENDER OFFER IN CONNECTION WITH SUCH INITIAL BUSINESS COMBINATION. WE URGE YOU TO RETAIN YOUR SHARES AND CONSIDER ANY PROPOSED INITIAL BUSINESS COMBINATION.

Interests of Certain Persons in the Extension

When you consider the recommendations of Collabrium’s board of directors in favor of the Extension and against the Offer, you should keep in mind that Collabrium’s Initial Shareholders, including its directors and officers, have interests in the Extension and Offer that may be different from, or in addition to, your interests as a shareholder as set forth below and elsewhere in this Offer to Purchase.

Initial Shares and Insider Warrants

Our Initial Shareholders’ 1,400,000 Initial Shares, which they acquired for an aggregate of $25,000, have an aggregate value of $14,406,000 based on the closing price of the Ordinary Shares on the Nasdaq Capital Market of $10.29 as of March 21, 2014. The Initial Shareholders have waived their right to receive distributions with respect to the Initial Shares upon our liquidation, which will occur if we are unable to complete the Extension. Accordingly, the Initial Shares will be worthless if we are forced to liquidate. Our Initial Shareholders’ 3,600,000 Insider Warrants, which they acquired for $2,700,000, have an aggregate value of $522,000 based on the closing price of the Warrants on the Nasdaq Capital Market of $0.145 as of March 21, 2014. In the event of our liquidation, the Insider Warrants will expire worthless.

If the Extension is not approved, Collabrium will be required to liquidate the Trust Account. There will be no distribution from the Trust Account with respect to the Initial Shares and the Insider Warrants will expire worthless.

Compensatory Arrangements for Board of Directors and Management

Other than reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, none of the Initial Shareholders, our directors or our officers, or any of their respective affiliates, has received any cash compensation for services rendered to us since inception. We believe that because our officers and directors own an aggregate of 1,400,000 Initial Shares, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

Other than reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf, no compensation of any kind, including finder’s and consulting fees, will be paid to the Initial Shareholders, our directors or our executive officers, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination.

Expenses and Loans

Each of the Initial Shareholders and our directors and officers will be reimbursed from our funds held outside of the Trust Account for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; provided, however, in the event we liquidate and such expenses are in excess of our funds held outside of the Trust Account, including interest that may be withdrawn for working capital purposes, such excess expenses will not be paid. In the event shareholders approve the Extension and we consummate an initial business combination, we expect to pay all such expenses in full.

As of the date of this Offer, our officers and directors or persons on their behalf had incurred unpaid reimbursable expenses on our behalf in the aggregate amount of $485,000. In the event of liquidation, we will not be able to repay such loans.

Officer and Director Liability

If we are unable to complete an initial business combination and are forced to liquidate the Trust Account, Koji Fusa, our chief executive officer, and Andrew Williams, our chairman of the board, have agreed that they will be jointly and severally liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a business combination, reduce the amounts in the trust account to below approximately $10.32619 per share except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account (even if such waiver is deemed to be unenforceable) and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.

We have not asked Messrs. Fusa or Williams to reserve for such indemnification obligations and they may not be able to satisfy those obligations. We have not independently verified whether Messrs. Fusa or Williams has sufficient funds to satisfy the potential indemnity obligation and, therefore, they may not be able to satisfy the obligation. None of our other officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Other Agreements

None of the agreements entered into at the time of Collabrium’s IPO will be amended or otherwise affected, except as specifically contemplated in the Extension Amendment and the IMTA Amendment or in connection with the proposed business combination.

THE OFFER

Number of Ordinary Shares; Share Purchase Price; No Proration

Number of Ordinary Shares

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 1,218,549 Ordinary Shares validly tendered and not properly withdrawn, prior to 11:59 p.m., New York City Time, on Wednesday, April 23, 2014 (such date and time as it may be extended, the “Expiration Date”), at a Share Purchase Price of $10.32619 per share, net to the seller in cash, without interest, for an aggregate Purchase Price of up to $12,582,968, as further described below under the heading “Share Purchase Price.” We have selected this maximum so that we will have approximately $12,500,000 remaining in the Trust Account after the completion of the Offer (without taking into account the Contribution).

The Offer is not conditioned on any minimum number of Ordinary Shares being tendered. The Offer is, however, subject to certain other conditions, including the Extension Condition and the Net Tangible Assets Condition. See “The Offer — Conditions of the Offer.”

Only Ordinary Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. All Ordinary Shares tendered and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

Share Purchase Price

The Share Purchase Price is $10.32619 per share. The Share Purchase Price has been calculated based on the amount held in the Trust Account as of the commencement of the Offer, net of taxes payable and interest that will be withdrawn for working capital, divided by the total number of Public Shares. We are required to conduct the Offer in accordance with the terms of our Charter. See “The Offer — Extension of the Offer; Termination; Amendment.”

No Proration

There will be no proration in the event of over-subscription of the Offer.

In order for the Offer to be consummated, no more than 1,218,549 Ordinary Shares can be validly tendered and not properly withdrawn pursuant to the Offer. If more than 1,218,549 Ordinary Shares are validly tendered and not properly withdrawn, we will terminate or extend the Offer. Accordingly, we will not offer proration in the Offer. If we terminate the Offer, we will NOT: (1) purchase any Ordinary Shares pursuant to the Offer or (2) be able to take advantage of the Extension to consummate an initial business combination, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense upon expiration or termination of the Offer.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Ordinary Shares and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Collabrium’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Ordinary Shares.

Purpose of the Offer; Certain Effects of the Offer

We are a blank check company formed for the purpose of completing an initial business combination with one or more target businesses. However, we will not be able to consummate an initial business combination prior to the termination date set forth in our Charter, namely, April 24, 2014. Since we will not be able to complete an initial business combination prior to such date, our board of directors has determined that it would be in the best interests of our shareholders to extend such termination date for a period of four months until August 24, 2014, rather than liquidate as required by the Charter. In addition, in connection with the Extension, the board of directors has determined that it is in Collabrium’s best interest to allow shareholders holding our Public Shares the opportunity to redeem their Public Shares for a pro rata portion of the Trust Account, in accordance with their rights to do so under the Charter. This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Public Shares for a pro-rata portion of our Trust Account in the event our shareholders approve the Extension.

Our Initial Shareholders, including all of our officers and directors, have waived their right to participate in the Offer with respect to their Initial Shares.

Our board of directors has unanimously (i) approved our making the Offer, (ii) declared the advisability of the Extension and the related shareholder proposals and (iii) determined that the Extension is in the best interests of the shareholders of Collabrium. If you tender your Ordinary Shares pursuant to the Offer, you will not be a shareholder after the Extension and you will not have an opportunity to participate in the Second Tender Offer and an initial business combination. Therefore, our board of directors unanimously recommends that you do not accept the Offer with respect to your Ordinary Shares. The members of our board of directors have interests in the Extension that may be different from, or in addition to, the interests of Collabrium shareholders. See “The Extension — Interests of Certain Persons in the Extension.” You must make your own decision as to whether to tender your Ordinary Shares pursuant to the Offer and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Ordinary Shares with your broker, if any, or other financial advisor.

In connection with the consummation of an initial business combination (assuming shareholder approval of the Extension and completion of this Offer), we intend to conduct the Second Tender Offer for the then outstanding Ordinary Shares for cash pursuant to the tender offer rules of the SEC and the terms of the definitive acquisition agreement for such initial business combination. There can be no assurance that we will be able to consummate an initial business combination.

IF YOU DO NOT TENDER YOUR SHARES AT THIS TIME, YOU WILL RETAIN THE RIGHT TO PARTICIPATE IN ANY PROPOSED INITIAL BUSINESS COMBINATION OR TO REDEEM YOUR PUBLIC SHARES AT THE TIME WE CONDUCT THE SECOND TENDER OFFER IN CONNECTION WITH SUCH INITIAL BUSINESS COMBINATION. WE URGE YOU TO RETAIN YOUR SHARES AND CONSIDER ANY PROPOSED INITIAL BUSINESS COMBINATION.

Certain Effects of the Offer

Approximately $12,582,968 will be required to purchase Ordinary Shares in the Offer at the Share Purchase Price of $10.32619 per share if the Offer is fully subscribed. The purchase of Ordinary Shares in the Offer will be funded by Collabrium from the IPO proceeds held in our Trust Account, which will be released to us in connection with the Extension, but the fees and expenses of this Offer will either be paid with the funds available to us outside of the Trust Account, by loans from our officers and directors or only upon the consummation of an initial business combination.

Ordinary Shares acquired pursuant to the Offer will be held as treasury shares, subject to future issuance by Collabrium unless otherwise cancelled, provided that Collabrium may not hold in treasury more than 50% of its total issued shares under the Companies Act.

Because of the Contribution, if the Extension is approved and the Offer is completed, the redemption amount per share in a Second Tender Offer or in the event of our liquidation will be approximately $10.526 per share, in comparison to the Purchase Price of $10.32619 per share in this Offer.

Assuming that shareholders approve the Extension, upon the expiration of the Offer we will use the additional time to consummate an initial business combination, although there is no guarantee that we will be able to do so. Except as disclosed in this Offer to Purchase, including without limitation under the headings “Summary,” “Risk Factors,” “The Extension,” and “Price Range of Securities and Dividends,” and except in connection with an initial business combination, Collabrium currently has no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Collabrium or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Collabrium or any of its subsidiaries;

•	any material change in Collabrium’s present dividend rate or policy, indebtedness or capitalization;

•	any change in the present board of directors or management of Collabrium;

•	any other material change in Collabrium’s corporate structure or business;

•	any class of equity securities of Collabrium to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of Collabrium’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of Collabrium, or the disposition of any material amount of securities of Collabrium; or

•	any changes to the Charter.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Procedures for Tendering Shares

Valid Tender of Ordinary Shares

For a shareholder to make a valid tender of Ordinary Shares pursuant to the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Ordinary Shares you wish to tender, or confirmation of receipt of the Ordinary Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, you must contact your broker or nominee to tender your shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge shareholders who hold Ordinary Shares through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender Ordinary Shares through the nominees and not directly to the Depositary.

Units and Warrants

The Offer is only for Ordinary Shares. No Units or Warrants tendered will be accepted and will be promptly returned. We have outstanding Units comprised of an Ordinary Share and a Warrant. You may tender Ordinary Shares that are included in Units, but to do so you must separate such Ordinary Shares from the Units prior to tendering them.

To separate your Ordinary Shares from the Units, you must instruct your broker to do so for Units held by a broker, dealer, commercial bank, trust company or other nominee on your behalf. Your broker must send written instructions by facsimile to our transfer agent, Continental Stock Transfer & Trust Company, Attention: Mark Zimkind at (212) 845-3200. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your broker must also initiate electronically, using DTC’s DWAC (Deposit Withdrawal at Custodian) System, a withdrawal of the relevant Units and a deposit of an equal number of Ordinary Shares and Warrants. This must be completed far enough in advance of the Expiration Date to permit your broker to tender pursuant to the Offer the Ordinary Shares received upon the split up of the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Ordinary Shares to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender your Ordinary Shares prior to the Expiration Date.

If you hold Units registered in your own name, you must deliver the certificate for such Units to our transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, Attention: Mark Zimkind, with written instructions to separate such Units into Ordinary Shares and Warrants. This must be completed far enough in advance of the Expiration Date to permit the mailing of the certificates for Ordinary Shares back to you so that you may then tender pursuant to the Offer the share certificates received upon the split up of the Units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

(i)	the registered holder of the Ordinary Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Ordinary Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii)	Ordinary Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for securities tendered must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Ordinary Shares not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for Ordinary Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Ordinary Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including certificates for Ordinary Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Ordinary Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Ordinary Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those Ordinary Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Ordinary Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase prior to the Expiration Date. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Collabrium may enforce such agreement against the DTC participant.

Return of Unpurchased Ordinary Shares

If any tendered securities are not purchased, or if less than all Ordinary Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Ordinary Shares will be returned promptly after the expiration or termination of the Offer or, in the case of securities tendered by book-entry transfer at DTC, the securities will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the securities tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder. A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the Offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of our Ordinary Shares is unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase, including the Annexes hereto; (v) such shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder’s specific situation; (vi) any foreign exchange obligations triggered by such shareholder’s tender of Ordinary Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of securities, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Ordinary Shares shall authorize us to withhold all applicable Tax Items potentially payable by a tendering shareholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Ordinary Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of securities to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Ordinary Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders we determine not to be in proper form. We also reserve the absolute right, subject to applicable law, to waive any waivable conditions of the Offer with respect to all tendered securities or waive any defect or irregularity in any tender with respect to any particular securities or any particular shareholder whether or not we waive similar defects or irregularities relating thereto in the case of other shareholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Collabrium, the Information Agent, the Depositary or any other person will be under any duty to give notification of defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including each Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. By tendering Ordinary Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing Ordinary Shares has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing Ordinary Shares is lost and return it to the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw Ordinary Shares that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 11:59 p.m. on Wednesday, April 23, 2014. Although pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Exchange Act, you would also have the right to withdraw your previously tendered Ordinary Shares at any time after 11:59 p.m., New York City time, on Wednesday, May 21, 2014 if not accepted prior to such time, if shareholders do not approve the Extension and the Offer is not completed by April 24, 2014, we will, as promptly as reasonably possible, but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable), pro rata to our Public Shareholders by way of redemption, and cease all operations except for the purposes of winding up of our affairs, as further described herein. Except as this section otherwise provides, tenders of Ordinary Shares are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Ordinary Shares to be withdrawn, the number of Ordinary Shares to be withdrawn and the name of the registered holder of the Ordinary Shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Ordinary Shares in more than one group of Ordinary Shares, the shareholder may withdraw Ordinary Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Ordinary Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Ordinary Shares have been delivered in accordance with the procedures for book-entry transfer described above in “— Procedures for Tendering Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Ordinary Shares may not be rescinded, and any Ordinary Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders. None of Collabrium, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Depositary may, subject to applicable law, retain tendered Ordinary Shares on our behalf. Such Ordinary Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Ordinary Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of the Offer.

Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to certain conditions of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 1,218,549 Ordinary Shares validly tendered and not properly withdrawn prior to the Expiration Date. There will be no proration in the event that more than 1,218,549 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. If more than 1,218,549 Ordinary Shares have been validly tendered and not properly withdrawn prior to the Expiration Date or if the Extension Condition or the Net Tangible Assets Condition has not been satisfied, we will either extend or terminate the Offer and will promptly return all Ordinary Shares tendered at our expense.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Ordinary Shares that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Ordinary Shares for payment pursuant to the Offer.

In all cases, payment for Ordinary Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Ordinary Shares, or a timely book-entry confirmation of Ordinary Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Ordinary Shares tendered be made unless the Extension Condition and the Net Tangible Assets Condition have been satisfied. We will make prompt payment upon satisfaction of the offer conditions, but in no event later than three business days after the Expiration Date.

Collabrium will pay for Ordinary Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

Certificates for all Ordinary Shares tendered and not purchased will be returned or, in the case of Ordinary Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Ordinary Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us of Ordinary Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Ordinary Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price, as applicable, unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge shareholders who hold Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Ordinary Shares through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Collabrium to extend, terminate or modify the Offer, Collabrium (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act (relating to the obligation of Collabrium to pay for or return tendered Ordinary Shares promptly after termination or withdrawal, respectively, of the Offer), pay for, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Ordinary Shares and (ii) may terminate or amend the Offer as to Ordinary Shares not then paid for, in the event that at the then-scheduled Expiration Date, the Extension Condition, the Net Tangible Assets Condition or the Maximum Tender Condition has not been satisfied.

The consummation of the Extension and fulfillment of the Extension Condition are subject to the satisfaction on or prior to April 24, 2014 of each of the following conditions:

•	the Collabrium shareholder proposal to amend the Charter to extend the date by which Collabrium must consummate its initial business combination from April 24, 2014 to August 24, 2014 having been approved by the affirmative vote of 65% of the Ordinary Shares voting at the shareholder meeting on April 21, 2014;

•	the Collabrium shareholder proposal to amend the IMTA, by and between Collabrium and Continental Stock Transfer & Trust Company entered into at the time of the IPO to (i) permit the withdrawal from the Trust Account of an amount sufficient to purchase the Ordinary Shares validly tendered and not withdrawn in the Offer and (ii) extend the date on which to liquidate the Trust Account in accordance with the IMTA to August 24, 2014, having been approved by the affirmative vote of 65% of issued and outstanding Public Shares.

Furthermore, we will not accept for payment, purchase or pay for any Ordinary Shares tendered, until the SEC has advised us that they have no further comment with respect to the Offer and its related documents unless we have earlier terminated the Offer. We intend to provide interim amendments to the Offer electronically via filings with the SEC to our shareholders.

The offer conditions referred to above may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived, in whole or in part, at any time and from time to time. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, including the Extension Condition, must have been satisfied or waived prior to the Expiration Date. In certain circumstances, if the conditions described above are waived, we may be required to extend the Expiration Date. Any determination concerning the events described above will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.

You should evaluate current market quotes for our Ordinary Shares, among other factors, before deciding whether or not to accept the Offer. See “Price Range of Securities and Dividends” and “Risk Factors.”

Source and Amount of Funds

We expect that up to $12,582,968 will be required to purchase Ordinary Shares tendered pursuant to the Offer if the Offer is fully subscribed. The purchase of shares tendered in the Offer will be funded by Collabrium from the IPO proceeds held in our Trust Account, which will be released to us in connection with the Extension, but the fees and expenses specifically related to the Offer will either be paid with the funds available to us outside of the Trust Account, by loans from our officers and directors or their affiliates or upon the consummation of an initial business combination.

Certain Information Concerning Collabrium and the Extension

Set forth elsewhere in this Offer to Purchase is information concerning Collabrium and the Extension. Shareholders are urged to review such information, including the information set forth in “Risk Factors,” prior to making a decision whether to tender their Ordinary Shares. See “Summary” and “The Extension.”

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Ordinary Shares

Interests of Directors and Executive Officers

See “Summary” and “The Extension” herein for information related to the interests of our officers and directors in the Offer and the Extension and information related to certain transactions and arrangements concerning our securities.

Agreements Involving Our Securities and Other Material Arrangements

Underwriting Agreement. Pursuant to the underwriting agreement between us and J.V.B. Financial Group, LLC (formerly The PrinceRidge Group LLC), as underwriter, the underwriter purchased and sold 4,200,000 Units in connection with our IPO, which included the partial exercise of the underwriter’s over-allotment option. The underwriters received a discount of 1.5% on the Units sold. Upon consummation of our initial public offering, a deferred corporate finance fee of 3.0% (approximately $1,260,000) is payable to the underwriter, such amount to be held in the trust account until consummation of such business combination. Pursuant to the terms of the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act relating to losses or claims resulting from material misstatements in or omissions from the registration statement and liabilities arising from breach of the underwriting agreement or the breach of our representations, warranties and covenants contained in the underwriting agreement. We are also obligated to pay for the defense of any claims against the underwriter. If we are unable to provide this indemnification, we will contribute to payments the underwriter may be required to make with respect to these liabilities. Our obligations under this section of the underwriting agreement continue after the closing of our initial public offering.

Warrant Agreement. Our Warrants were issued in registered form under a warrant agreement between Continental Transfer & Stock Company, as warrant agent, and us. Each Warrant entitles the holder to purchase one Ordinary Share at a price of $11.50, subject to adjustment. The Warrants will become exercisable on the completion of our initial business combination, and will expire five years after the completion of our initial business combination or earlier upon redemption or liquidation. The warrants are more fully described in the prospectus for our IPO dated October 18, 2012 and filed with the SEC on October 19, 2012.

UPO. In connection with the consummation of our IPO, we also issued to the underwriter a unit purchase option to purchase up to 400,000 units at $15.00 per unit. The unit purchase option further grants to the holders demand and “piggy back” rights for five and seven years, respectively, from October 18, 2012 (the effective date of our IPO registration statement), with respect to the securities directly and indirectly issuable upon exercise of the option.

Insider Letters. In connection with our IPO, our Initial Shareholders, including our executive officers and directors, entered into letter agreements with us and the underwriter of our IPO. Pursuant to the letter agreements, among other things, the Initial Shares, Insider Warrants and any Ordinary Shares and Warrants issued upon exercise of the insider warrants are each subject to transfer restrictions, the Initial Shareholders have waived all redemption rights with respect to their Initial Shares, and Koji Fusa, our Chief Executive Officer and a member of our board of directors, and Andrew Williams, our Chairman of the Board, have agreed that they will be jointly and severally liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a business combination, reduce the amounts in the trust account to below approximately $10.326 per share except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account (even if such waiver is deemed to be unenforceable) and except as to any claims under our indemnity of the underwriter of this offering against certain liabilities, including liabilities under the Securities Act.

Warrant Subscription Agreements. In connection with our IPO, our Initial Shareholders also entered into subscription agreements with us for the purchase of Insider Warrants. The Insider Warrants purchased thereunder are identical to the Public Warrants that make up our Units, except that the Insider Warrants (1) may be exercised for cash, or on a cashless basis, at the holder’s option, (2) may not be redeemed by us, in each case so long as they are held by the initial purchasers or their permitted transferees and (3) are not transferable, assignable or salable (except to certain permitted transferees) until 30 days after the completion of our initial business combination.

Registration Rights Agreement. Pursuant to a registration rights agreement we entered into with our Initial Shareholders in connection with our IPO, holders of our Initial Shares, Insider Warrants and Warrants that may be issued upon conversion of working capital loans made to us will have rights to require us to register the resale of any such securities held by them. These shareholders are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these shareholders will have “piggy-back” registration rights to include their securities in other registration statements filed by us.

Working Capital Loans. In addition, in order to finance costs in connection with our search for a target business, one or more of our Initial Shareholders, including our executive officers and directors, or their affiliates may, but are not obligated to, loan us funds as may be required. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the holder’s discretion, up to $500,000 may be converted into warrants at a price of $0.75 per warrant. The warrants would be identical to the Insider Warrants. The promissory notes will provide that if we do not complete a business combination, the amounts represented by such promissory notes will be forgiven. As of the date of this Offer, no such promissory notes have been issued.

Transactions in Ordinary Shares

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, and associates of our executive officers and directors, neither we nor any of our directors, executive officers, affiliates or subsidiaries, nor any associates of our executive officers or directors, have effected any transactions involving our Ordinary Shares during the 60 days prior to date of the Offer to Purchase.

Certain Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Ordinary Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Ordinary Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Ordinary Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Material U.S. Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax consequences of the Offer to U.S. holders (as defined below) whose Ordinary Shares are tendered and accepted for payment. This discussion assumes that holders hold Ordinary Shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular holder in light of the holder’s individual investment or tax circumstances. In addition, this discussion does not address (i) state, local or non-U.S. tax consequences, or (ii) the special tax rules that may apply to certain holders, including, without limitation:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions or broker-dealers;

•	non-U.S. individuals, and non-U.S. corporations;

•	U.S. expatriates;

•	persons who mark-to-market our stock;

•	subchapter S corporations;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates (except to the extent discussed herein);

•	persons who received our stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common stock through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our stock.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury Regulations, judicial opinions, and published positions of the IRS, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. holder” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. holders have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of shares (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer. Holders are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Exchange of Ordinary Shares Pursuant to the Offer

The exchange of Ordinary Shares for cash pursuant to the Offer will be a taxable redemption of the Ordinary Shares for U.S. federal income tax purposes. The redemption will be treated either as a sale of Ordinary Shares or as a distribution with respect to Ordinary Shares, as more fully described below under “Criteria for Determining Sale or Distribution Treatment under Section 302.”

Criteria for Determining Sale or Distribution Treatment Under Section 302

Whether an exchange of Ordinary Shares for cash pursuant to the Offer qualifies for sale or distribution treatment will depend largely on the total number of Ordinary Shares treated as held by the holder before and after the exchange (including any Ordinary Shares constructively owned by the holder as a result of, among other things, owning Warrants). The exchange of Ordinary Shares for cash pursuant to the Offer generally will be treated as a sale of the Ordinary Shares (rather than as a corporate distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s share interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below. If the receipt of cash pursuant to the Offer is treated as a sale, then holders will have the tax effects described under “Passive Foreign Investment Company Rules” below.

In determining whether any of the foregoing tests are satisfied, a holder takes into account not only Ordinary Shares actually owned by the holder, but also Ordinary Shares that are constructively owned by it. A holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any shares the holder has a right to acquire by exercise of an option, which would generally include Ordinary Shares which could be acquired pursuant to the exercise of the Warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding shares actually and constructively owned by the holder immediately following the redemption must, among other requirements, be less than 80% of the percentage of our outstanding shares actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s shares interest if either (i) all of the Ordinary Shares actually and constructively owned by the holder are redeemed or (ii) all of the Ordinary Shares actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the holder does not constructively own any other shares in us. The exchange of Ordinary Shares for cash pursuant to the Offer will be “not essentially equivalent to a dividend” if such exchange results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” Contemporaneous dispositions or acquisitions of Ordinary Shares by a holder or related persons may be deemed to be part of a single integrated transaction for purposes of the foregoing tests. A holder should consult with its own tax advisors in order to determine the appropriate tax treatment to it of tendering Ordinary Shares pursuant to the Offer. A U.S. holder owning at least 1% of our outstanding shares who exchanges any Ordinary Shares for cash pursuant to the Offer may be required to comply with the reporting requirement of U.S. Treasury Regulation Section 1.302-2(b)(2). If none of the foregoing tests is satisfied, then the exchange of Ordinary Shares for cash pursuant to the Offer will be treated as a corporate distribution. A corporate distribution will be treated as a dividend to the extent of the holder’s pro rata share of current or accumulated earnings and profits of Collabrium. Collabrium, however, does not believe that it had any earnings and profits in any prior taxable year or will have any earnings and profits for its current taxable year. To the extent that the distribution exceeds the holder’s pro rata share of any earnings and profits, the distribution is treated as a tax-free to the extent of the holder’s adjusted tax basis in its Collabrium shares and, any excess is treated as gain realized from the sale of Collabrium stock. If the receipt of cash pursuant to the Offer is treated as a dividend and/or sale, the tax effects to the holders will be as described under the “Passive Foreign Investment Company Rules” below.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Though we are a blank check company, with no past or current active business, we believe that there is an exemption available to us and that we are not a PFIC.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our Ordinary Shares and the U.S. holder did not make either (a) a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Ordinary Shares, (b) a QEF election along with a “purging election”, or (c) a mark-to-market (“MTM”) election, all of which are described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. holder on the sale or other disposition of its Ordinary Shares; and

•	any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Ordinary Shares).

Under these rules,

•	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Ordinary Shares;

•	the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

In general, a U.S. holder will avoid the PFIC tax consequences described above in respect to our Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election) or an MTM election, all as described below. Pursuant to the QEF election, a U.S. holder will include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income) (“QEF inclusions”), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. holder in which or with which our taxable year ends. A subsequent distribution of such earnings and profits that were previously included in income is not taxable as a dividend to such U.S. holders. The tax basis of a U.S. holder’s shares in a QEF will be increased by QEF inclusions that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. A U.S. holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. holder did not make a timely QEF election and/or is not eligible for a retroactive QEF election as described above, then the PFIC tax consequences described above will apply unless the U.S. holder made a “purging election.” The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special PFIC tax and interest charge rules described above. As a result of the purging election, the U.S. holder will have a new basis and holding period in the Ordinary Shares with respect to which the purging election was made.

If the redemption pursuant to the Offer is treated as a sale, a U.S. holder that made a timely QEF election with respect to our Ordinary Shares generally will recognize capital gain on such sale based on its adjusted basis in its Ordinary Shares (as increased for QEF inclusions previously included in income and decreased by any distributions previously made that were not treated as dividends). On the other hand, a U.S. holder that did not make a QEF election may be subject to the special PFIC tax and interest charge rules described above on any gain realized from a redemption that is treated as a sale.

If the redemption pursuant to the Offer is treated as a corporate distribution, the deemed dividend generally should not be treated as a taxable to the extent attributable to amounts previously included in income by the U.S. holder pursuant to a QEF election. A U.S. holder that did not make a QEF election may be subject to the special PFIC tax and interest charge rules described above on any such deemed dividend.

If the U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. holder may make a MTM election with respect to such shares for such taxable year. If the U.S. holder makes a valid MTM election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Ordinary Shares. Instead, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Ordinary Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NASDAQ Capital Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders should consult their own tax advisers regarding the availability and tax consequences of a MTM election in respect to the Ordinary Shares under their particular circumstances.

U.S. holders should consult their own tax advisors regarding the PFIC rules in connection with the Offer.

Medicare Contribution Tax

U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on and gains from the of the Ordinary Shares, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their disposition of Ordinary Shares.

Information Reporting and Backup Withholding

Under U.S. Treasury Regulations, we must report annually to the IRS and to each holder the amount of dividends paid to such holder on our Ordinary Shares and the tax withheld with respect to those dividends, regardless of whether withholding was required. In the case of a non-U.S. holder, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The gross amount of dividends paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury Regulations generally will be reduced by backup withholding at the applicable rate (currently 28%).

In order for a non-U.S. holder to qualify as an exempt recipient, that holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. A non-U.S. holder that is an exempt recipient is not subject to information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of Ordinary Shares where the transaction is effected outside the U.S. through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

Non-Participation in the Offer

Holders of Ordinary Shares who do not tender any of their Ordinary Shares in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as a result of the consummation of the Offer.

Extension of the Offer; Termination; Amendment

Due to the requirement in our Charter and the IMTA that we must liquidate the Trust Account if a business combination is not completed by April 24, 2014, we will not be able to extend the Offer beyond such date. As a result, if the conditions to the Offer are not met on or before April 24, 2014, we will liquidate the Trust Account. See “— Conditions of the Offer.”

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Ordinary Shares. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension.

We expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Ordinary Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Ordinary Shares upon the occurrence of any of the conditions specified in “Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Ordinary Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which requires that we must pay the consideration offered or return the Ordinary Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 and Rule 14e-1(c) under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such announcement must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 and Rule 14e-1(c) under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. We will terminate the Offer if the minimum period during which the Offer must remain open extends past April 24, 2014. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Morrow & Co., LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Collabrium for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Ordinary Shares pursuant to the Offer. Shareholders holding securities through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if any such shareholder tenders Ordinary Shares through the brokers, dealers and other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Ordinary Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Ordinary Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of Ordinary Shares residing in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Collabrium Securities

Our Ordinary Shares, Warrants and Units are each quoted on Nasdaq, under the symbols “JACQ,” “JACQW” and “JACQU,” respectively. Each unit consists of one ordinary share and one warrant to purchase an additional ordinary share. Our units commenced trading on October 19, 2012. Our ordinary shares and warrants commenced trading on December 11, 2012.

The table below sets forth the high and low sales prices of our ordinary shares, warrants and units as reported on Nasdaq for the period from December 11, 2012 (the date on which the ordinary shares and warrants were first quoted on Nasdaq) through March 21, 2014 and for the period from October 19, 2012 (the date on which units were first quoted on Nasdaq) through March 21, 2014.

	Ordinary Shares		Warrants		Units
Period*	High	Low	High	Low	High	Low
FY 2014:
Second Quarter**	$10.50	$10.00	$0.236	$0.06	$11.50	$10.33
First Quarter	$11.00	$10.19	$0.28	$0.1101	$10.63	$10.25
FY 2013:
Fourth Quarter	$10.19	$10.05	$0.38	$0.25	$10.40	$10.25
Third Quarter	$10.15	$10.00	$0.40	$0.14	$10.40	$10.07
Second Quarter	$10.00	$9.00	$0.44	$0.14	$10.19	$10.03
First Quarter***	—	—	$0.30	$0.24	$10.19	$10.02

*	Our fiscal year ends on September 30th.

**	Through March 21, 2014.

***	Commencing on December 11, 2012 for ordinary shares and warrants and on October 19, 2012 for units.

On March 21, 2014, the last reported closing prices of our Ordinary Shares, Warrants and Units were $10.29, $0.145 and $10.35, respectively.

Dividends

We have not paid any cash dividends on our Ordinary Shares to date and do not intend to pay cash dividends prior to the completion of a business combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Collabrium’s Ordinary Shares as of March 21, 2014 by:

•	each person known to Collabrium Corp. to be the beneficial owner of more than 5% of its outstanding Ordinary Shares;

•	each of its officers and directors; and

•	all of its officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Collabrium believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all Collabrium Ordinary Shares that they beneficially own, subject to applicable community property laws. All Ordinary Shares subject to options or warrants exercisable within 60 days of March 21, 2014 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 3,829,063 Ordinary Shares outstanding as of the date of this Offer and assumes that none of the Public Shares held by our Public Shareholders are validly tendered pursuant to the Offer.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Ordinary Shares
Andrew Williams	233,334		6.1%
Koji Fusa	518,518		13.5%
Hiroshi Tamada	518,518		13.5%
Timothy Duffy	129,590	(2)	3.4%
All directors and executive officers as a group (three individuals)	1,270,370		33.2%
AQR Capital Management, LLC Two Greenwich Plaza, 3rd Floor Greenwich, CT 06830	693,000	(3)	18.1%
Pine River Capital Management L.P. 601 Carlson Parkway, Suite 330 Minnetonka, MN 55305	350,011	(4)	9.1%
North Pole Capital Master Fund 401 Bay Street, Suite 1900 PO Box 19 Toronto, Ontario M5H2Y4, Canada	704,970	(5)	18.4%
Bulldog Investors Park 80 West 250 Pehle Avenue, Suite 708 Saddle Brook, NJ 07663	600,000	(6)	15.7%
Hawkeye Capital Master P.O. Box 897GT Windward 1 Regatta Office Park, West Bay Road, Georgetown Grand Cayman, Cayman Islands	750,000	(7)	19.6%

(1)	Unless otherwise indicated, the business address of each of the individuals is located at c/o Collabrium Advisors LLP, 16 Old Bond Street, London W1S 4PS.

(2)	Mr. Duffy is not an officer, director or 5% holder on his own. However, due to his participation in our pre-IPO activities as an initial shareholder and holder of insider warrants, we have elected to include him in the table.

(3)	Represents shares held by AQR Capital Management, LLC. The foregoing information was derived from a Schedule 13G/A filed on February 11, 2014.

(4)	Represents shares for which Pine River Capital Management L.P. reports shared power to vote and to dispose of such shares with Brian Taylor and Pine River Master Fund, Ltd. The foregoing information was derived from a Schedule 13G/A filed on February 11, 2014.

(5)	Represents shares held directly by North Pole Capital Master Fund (“North Pole”), for which shares Polar Securities Inc serves as North Pole’s investment advisor. The foregoing information was derived from a Schedule 13G/A filed on February 14, 2014.

(6)	Represents shares held by Bulldog Investors and Brooklyn Capital Management. Phillip Goldstein and Andrew Dakos are the principals of Bulldog Investors. The foregoing information was derived from a Schedule 13G filed on October 29, 2012 (re-filed without substantive change on November 6, 2012).

(7)	Hawkeye Capital Management, LLC, as manager of Hawkeye Capital Master, and Richard A. Rubin, as managing member of Hawkeye Capital Management, LLC may also be deemed to beneficially own these shares. The foregoing information was derived from a Schedule 13G filed on November 9, 2012.

APPRAISAL RIGHTS

No appraisal rights are available to you under the Companies Act in connection with the Offer or the Extension.

WHERE YOU CAN FIND MORE INFORMATION

Collabrium is subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer,” we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish to the SEC, on Form 6-K, certain unaudited financial information after the first six months of our fiscal year. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.

Annex I

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION
OF

COLLABRIUM JAPAN ACQUISITION CORPORATION
A COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ON 19 )CTOBER 2012
AMENDED AND RESTATED ON [•]

1	NAME

The name of the Company is Collabrium Japan Acquisition Corporation.

2	STATUS

The Company shall be a company limited by shares.

3	REGISTERED OFFICE AND REGISTERED AGENT

3.1	The first registered office of the Company is at Nemours Chambers, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

3.2	The first registered agent of the Company is Ogier Fiduciary Services (BVI) Limited of Nemours Chambers, Road Town, Tortola, British Virgin Islands.

3.3	The Company may change its registered office or registered agent by a Resolution of Directors or a Resolution of Members. The change shall take effect upon the Registrar registering a notice of change filed under section 92 of the Act.

4	CAPACITY AND POWER

4.1	The Company has, subject to the Act and any other British Virgin Islands legislation for the time being in force, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

4.2	There are, subject to Clause 4.1 and Regulation 23, no limitations on the business that the Company may carry on.

5	NUMBER AND CLASSES OF SHARES

5.1	The Company is authorised to issue an unlimited number of shares of no par value divided into six classes of shares as follows:

(a)	Ordinary shares of no par value (“Ordinary Shares”);

(b)	Class A preferred shares of no par value (“Class A Preferred Shares”);

(c)	Class B preferred shares of no par value (“Class B Preferred Shares”);

(d)	Class C preferred shares of no par value (“Class C Preferred Shares”);

(e)	Class D preferred shares of no par value (“Class D Preferred Shares”); and

(f)	Class E preferred shares of no par value (“Class E Preferred Shares” and together with the Class A Preferred Shares, the Class B Preferred Shares, Class C Preferred Shares and the Class D Preferred Shares being referred to as the “Preferred Shares”).

5.2	The Company may at the discretion of the Board of Directors issue fractional Shares or round up or down fractional holdings of Shares to its nearest whole number and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

6	DESIGNATIONS POWERS PREFERENCES OF SHARES

6.1	Each Ordinary Share in the Company confers upon the Member (unless waived by such Member):

(a)	subject to Clause 11, the right to one vote at a meeting of the Members of the Company or on any Resolution of Members;

(b)	the right to be redeemed on an Automatic Redemption Event in accordance with Regulation 23.2, or pursuant to either a Tender Redemption Offer or Redemption Offer in accordance with Regulation 23.6, or pursuant to an Amendment Redemption Event in accordance with Regulation 23.12;

(c)	the right to an equal share with each other Ordinary Share in any dividend paid by the Company; and

(d)	subject to satisfaction of and compliance with Regulation 23, the right to an equal share with each other Ordinary Share in the distribution of the surplus assets of the Company on its liquidation.

6.2	The rights, privileges, restrictions and conditions attaching to the Preferred Shares shall be stated in this Memorandum, which shall be amended accordingly prior to the issue of such Preferred Shares. Such rights, privileges, restrictions and conditions may include:

(a)	the number of shares and series constituting that class and the distinctive designation of that class;

(b)	the dividend rate of the Preferred Shares of that class, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in relation to, the dividends payable on any other class or classes of Preferred Shares;

(c)	whether that class shall have voting rights, and, if so, the terms of such voting rights;

(d)	whether that class shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(e)	whether or not the Preferred Shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting Shares for redemption if less than all Preferred Shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount maybe less than fair value and which may vary under different conditions and at different dates;

(f)	whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of Preferred Shares of that class, and, if so, the terms and amounts of such sinking fund;

(g)	the right of the Preferred Shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional Preferred Shares (including additional Preferred Shares of such class of any other class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition or any subsidiary of any outstanding Preferred Shares of the Company;

(h)	the right of the Preferred Shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights be in preference to, or in relation to, the comparable rights or any other class or classes of Preferred Shares; and

(i)	any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

6.3	The directors may at their discretion by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 6 and Regulation 23 of the Articles.

6.4	The directors have the authority and the power by Resolution of Directors:

(a)	to authorise and create additional classes of shares; and

(b)	(subject to the provisions of Clause 6.2) to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions, if any, appertaining to any and all classes of shares that may be authorised to be issued under this Memorandum.

7	VARIATION OF RIGHTS

7.1	Prior to a Business Combination, and subject always to the limitations set out in Clause 11, the rights attached to Shares as specified in Clause 6 may only, whether or not the Company is being wound up, be varied by a resolution passed at a meeting by the holders of at least sixty-five percent (65%) of the total number of Shares of that class that have voted (and are entitled to vote thereon) in relation to any such resolution, unless otherwise provided by the terms of issue of such class.

7.2	Notwithstanding Clause 7.1, where the amendment proposed is for the purposes of approving, or in conjunction with the consummation of, the Business Combination and thereafter following the consummation of a Business Combination, the rights attached to Shares as specified in Clause 6 may only, whether or not the Company is being wound up, be varied by a resolution passed at a meeting by the holders of more than fifty percent (50%) of the Shares of that class present that were voted at a duly convened and constituted meeting of the Members of the Company holding shares in such class which were present at the meeting and voted unless otherwise provided by the terms of issue of such class, provided however that the Resolution of Members approving an amendment for the purposes of approving, or in conjunction with, the consummation of the Business Combination shall be subject to, and therefore the amendment so approved not made until immediately prior to the time at which the Business Combination is consummated, unless the approval is in accordance with Clause 7.1.

8	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

9	REGISTERED SHARES

9.1	The Company shall issue registered shares only.

9.2	The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

10	TRANSFER OF SHARES

10.1	A Share may be transferred in accordance with Regulation 4 of the Articles.

11	AMENDMENT OF MEMORANDUM AND ARTICLES

11.1	The Company may amend its Memorandum or Articles by a Resolution of Members or by a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

(a)	to restrict the rights or powers of the Members to amend the Memorandum or Articles;

(b)	to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles;

(c)	in circumstances where the Memorandum or Articles cannot be amended by the Members; or

(d)	to change Clauses 7 or 8, this Clause 11 or Regulation 23.

For the avoidance of doubt, the directors of the Company will not propose any amendment to this Memorandum or the Articles that would affect the substance or timing of the Company’s obligation as described in Regulation 23 to offer to pay the Per-Share Redemption Price to the holders of the Public Shares

11.2	Notwithstanding Clause 11.1, no amendment may be made to the Memorandum or Articles by a Resolution of Members to amend:

(a)	Regulation 23 prior to the Business Combination, unless the amendment proposed is for the purposes of approving, or in conjunction with the consummation of, the Business Combination, provided always that (i) the amendment does not alter the Company’s obligation to offer to pay the Per Share Redemption Price to the holders of the Public Shares or the timing of this payment and (ii) the Resolution of Members approving such amendment shall be subject to, and therefore the amendment so approved not made until immediately prior to the time at which the Business Combination is consummated, unless the approval is in accordance with Clause 7.1; or

(b)	Regulation 9.1(b) during the Target Business Acquisition Period.

Pursuant to Section 12(2)(c) of the Act, this Clause 11.2 may not be amended prior to the consummation of the Business Combination, unless the amendment proposed is for the purposes of approving, or in conjunction with the consummation of, the Business Combination.

12	DEFINITIONS AND INTERPRETATION

12.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

(a)	“Act” means the BVI Business Companies Act, 2004 and includes the regulations made under the Act;

(b)	“AGM” means an annual general meeting of the Members;

(c)	“Amendment” has the meaning ascribed to it in Regulation 23.12;

(d)	“Amendment Redemption Event” has the meaning ascribed to it in Regulation 23.12;

(e)	“Approved Amendment” has the meaning ascribed to it in Regulation 23.12;

(f)	“Articles” means the attached Articles of Association of the Company;

(g)	“Automatic Redemption Event” shall have the meaning given to it in Regulation 23.2;

(h)	“Board of Directors” means the board of directors of the Company;

(i)	“Business Combination” shall mean the initial acquisition, share exchange, share reconstruction and amalgamation or contractual control arrangement with, or purchase of, all or substantially all of the assets of, or engaging in any other similar business combination with, one or more businesses with a Target Business at Fair Value;

(j)	“Business Combination Articles” means Regulation 23 relating to the Company’s obligations regarding the consummation of a Business Combination;

(k)	“Business Days” means a day other than a Saturday or Sunday or any other day on which commercial banks in New York are required or are authorised to be closed for business;

(l)	“Chairman” means a person who is appointed as chairman to preside at a meeting of the Company, and “Chairman of the Board” means a person who is appointed as chairman to preside at a meeting of the Board of Directors, in each case, in accordance with these Articles;

(m)	“Class A Directors” has the meaning ascribed to it in Regulation 9.1(b);

(n)	“Class A Preferred Shares” has the meaning ascribed to it in Clause 5.1;

(o)	“Class B Directors” has the meaning ascribed to it in Regulation 9.1(b);

(p)	“Class B Preferred Shares” has the meaning ascribed to it in Clause 5.1;

(q)	“Class C Directors” has the meaning ascribed to it in Regulation 9.1(b);

(r)	“Class C Preferred Shares” has the meaning ascribed to it in Clause 5.1;

(s)	“Class D Preferred Shares” has the meaning ascribed to it in Clause 5.1;

(t)	“Class E Preferred Shares” has the meaning ascribed to it in Clause 5.1;

(u)	“Designated Stock Exchange” means the Over-the-Counter Bulletin Board, the Global Select System, Global System or the Capital Market of the Nasdaq Stock Market LLC, the NYSE MKT or the New York Stock Exchange, as applicable; provided, however, that until the Shares are listed on any such Designated Stock Exchange, the rules of such Designated Stock Exchange shall be inapplicable to the Company and this Memorandum or the Articles;

(v)	“Director” means any director of the Company, from time to time;

(w)	“Distribution” in relation to a distribution by the Company means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of a Member in relation to Shares held by a Member, and whether by means of a purchase of an asset, the redemption or other acquisition of Shares, a distribution of indebtedness or otherwise, and includes a dividend;

(x)	“Eligible Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

(y)	“Enterprise” means the Company and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which an Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(z)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(aa)	“Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all legal fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services and all other disbursements, obligations or expenses, in each case reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Company or any third party. Expenses also shall include expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, but shall not include amounts paid in settlement by an Indemnitee or the amount of judgments or fines against an Indemnitee.

(bb)	“Extended Tender Redemption Offer” has the meaning ascribed to it in Regulation 23.6(a)

(cc)	“Extension Period” shall mean an additional period of up to 90 days by which the Company may extend the 15 month time period available to it to consummate a Business Combination following the closing of the IPO;

(dd)	“Fair Value” shall mean a value at least equal to 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for a Business Combination;

(ee)	“FINRA” means the Financial Industry Regulatory Authority of the United States;

(ff)	“Initial Investors” refers to the individuals listed in the Registration Statement who simultaneous with the IPO will purchase 3,600,000 warrants of the Company at a price of $0.75 per warrant for US$2,700,000 in the aggregate;

(gg)	“Indemnitee” means any person detailed in sub regulations (a) and (b) of Regulation 15.

(hh)	“Insider” means any officer, director or pre-IPO shareholder (and their respective affiliates);

(ii)	“IPO” means the initial public offering of securities of the Company;

(jj)	“Member” means an Eligible Person whose name is entered in the share register of the Company as the holder of one or more Shares or fractional Shares;

(kk)	“Memorandum” means this Memorandum of Association of the Company;

(ll)	“Officer” means any officer of the Company, from time to time

(mm)	“Ordinary Shares” has the meaning ascribed to it in Clause 5.1;

(nn)	“Per-Share Redemption Price” means:

(i)	with respect to an Automatic Redemption Event or Amendment Redemption Event, the aggregate amount on deposit in the Trust Account divided by the number of then outstanding Public Shares;

(ii)	with respect to either a Tender Redemption Offer made in the event that a Business Combination is consummated by the Company or a Redemption Offer, the aggregate amount then on deposit in the Trust Account on the date that is two Business Days prior to the consummation of the Business Combination including interest but net of taxes payable, divided by the number of then outstanding Public Shares; and

(iii)	with respect to an Extended Tender Redemption Offer, a pro rata portion of the amount then on deposit in the Trust Account (including any accrued interest, less any taxes payable thereon) two Business Days prior to the date on which the Extended Tender Redemption Offer is made;

(oo)	“Proceeding” means any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the name of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative nature, in which an Indemnitee was, is, will or might be involved as a party or otherwise by reason of the fact that such Indemnitee is or was a director or officer of the Company, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or adviser of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee, adviser or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under these Articles.

(pp)	“Public Shares” has the meaning ascribed to it in Regulation 23.6(a);

(qq)	“Preferred Shares” has the meaning ascribed to it in Clause 5.1;

(rr)	“Redemption Offer” has the meaning ascribed to it in Regulation 23.6(b);

(ss)	“Registration Statement” has the meaning ascribed to it in Regulation 23.11;

(tt)	“relevant system” means a relevant system for the holding and transfer of shares in uncertificated form;

(uu)	“Resolution of Directors” means either:

(i)	subject to sub-paragraph (ii) below, a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(ii)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be;

(vv)	“Resolution of Members” means:

(i)	prior to the consummation of a Business Combination (excluding any Resolution of Members in relation to approval of a Business Combination pursuant to Regulation 23.5), a resolution approved at a duly convened and constituted meeting of the Members of the Company by the affirmative vote of the holders of at least sixty-five percent (65%) of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(ii)	following the consummation of a Business Combination or in relation to any Resolution of Members that may be proposed for the purpose of approving, or in conjunction with the consummation of, a Business Combination pursuant to Regulation 23.5, a resolution approved at a duly convened and constituted meeting of the Members of the Company by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted;

(ww)	“Seal” means any seal which has been duly adopted as the common seal of the Company;

(xx)	“SEC” means the United States Securities and Exchange Commission;

(yy)	“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire shares or debt obligations;

(zz)	“Securities Act” means the United States Securities Act of 1933, as amended;

(aaa)	“Share” means a share issued or to be issued by the Company (and “Shares” shall be construed accordingly;

(bbb)	“Target Business” means a businesses or entity with whom the Company wishes to undertake a Business Combination;

(ccc)	“Target Business Acquisition Period” shall mean the period commencing from the effectiveness of the registration statement filed with the SEC in connection with the Company’s IPO up to and including the first to occur of (i) a Business Combination; or (ii) the Termination Date.

(ddd)	“Tender Redemption Offer” has the meaning ascribed to it in Regulation 23.6(a);

(eee)	“Termination Date” has the meaning given to it in Regulation 23.2;

(fff)	“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

(ggg)	“Trust Account” shall mean the trust account established by the Company at the consummation of the IPO and into which a certain amount of the IPO proceeds and proceeds from the sale of warrants to the Initial Investors, together with the underwriters’ deferred corporate finance fees, are deposited as may be reduced from time to time for amounts reserved for operating expenses;

(hhh)	“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

12.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Member is a reference to the casting of the votes attached to the Shares held by the Member voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended; and

(e)	the singular includes the plural and vice versa.

12.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and Articles unless otherwise defined herein.

12.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and Articles.

We, Ogier Fiduciary Services (BVI) Limited of Nemours Chambers, Road Town, Tortola, British Virgin Islands, for the purpose of incorporating a BVI business company under the laws of the British Virgin Islands hereby sign this Memorandum of Association.

Dated: 8 February 2012

Incorporator

Sgd: Karen Fahie	Sgd: Ayana Glasgow
Authorised Signatory	Authorised Signatory
Ogier Fiduciary Services (BVI) Limited	Ogier Fiduciary Services (BVI) Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT 2004

ARTICLES OF ASSOCIATION
OF

COLLABRIUM JAPAN ACQUISITION CORPORATION
A COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ON 19 OCTOBER 2012
AMENDED AND RESTATED ON [•]

1	REGISTERED SHARES

1.1	Every Member is entitled to a certificate signed by a director of the Company or under the Seal specifying the number of Shares held by him and the signature of the director and the Seal may be facsimiles.

1.2	Any Member receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.

1.3	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

1.4	Nothing in these Articles shall require title to any Shares or other Securities to be evidenced by a certificate if the Act and the rules of the Designated Stock Exchange permit otherwise.

1.5	Subject to the Act and the rules of the Designated Stock Exchange, the Board of Directors without further consultation with the holders of any Shares or Securities may resolve that any class or series of Shares or other Securities in issue or to be issued from time to time may be issued, registered or converted to uncertificated form and the practices instituted by the operator of the relevant system. No provision of these Articles will apply to any uncertificated shares or Securities to the extent that they are inconsistent with the holding of such shares or securities in uncertificated form or the transfer of title to any such shares or securities by means of a relevant system.

1.6	Conversion of Shares held in certificated form into Shares held in uncertificated form, and vice versa, may be made in such manner as the Board of Directors, in its absolute discretion, may think fit (subject always to the requirements of the relevant system concerned). The Company or any duly authorised transfer agent shall enter on the register of members how many Shares are held by each member in uncertificated form and certificated form and shall maintain the register of members in each case as is required by the relevant system concerned. Notwithstanding any provision of these Articles, a class or series of Shares shall not be treated as two classes by virtue only of that class or series comprising both certificated shares and uncertificated shares or as a result of any provision of these Articles which applies only in respect of certificated shares or uncertificated shares.

1.7	Nothing contained in Regulation 1.5 and 1.6 is meant to prohibit the Shares from being able to trade electronically. For the avoidance of doubt, Shares shall only be traded and transferred electronically upon consummation of the Company’s IPO.

2	SHARES

2.1	Subject to the provisions of these Articles and, where applicable, the rules of the Designated Stock Exchange, the unissued Shares of the Company shall be at the disposal of the directors and Shares and other Securities may be issued and option to acquire Shares or other Securities may be granted at such times, to such Eligible Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

2.2	Without prejudice to any special rights previously conferred on the holders of any existing Preferred Shares or class of Preferred Shares, any class of Preferred Shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the directors may from time to time determine.

2.3	Section 46 of the Act does not apply to the Company.

2.4	A Share may be issued for consideration in any form, including money, a promissory note, real property, personal property (including goodwill and know-how) or a contract for future services.

2.5	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	their determination of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.6	The Company shall keep a register (the “share register”) containing:

(a)	the names and addresses of the persons who hold Shares;

(b)	the number of each class and series of Shares held by each Member;

(c)	the date on which the name of each Member was entered in the share register; and

(d)	the date on which any Eligible Person ceased to be a Member.

2.7	The share register may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original share register.

2.8	A Share is deemed to be issued when the name of the Member is entered in the share register.

2.9	Subject to the provisions of the Act and the Business Combination Articles, Shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such Shares may determine. The directors may issue options, warrants or convertible securities or securities or a similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or Securities on such terms as the directors may from time to time determine. Notwithstanding the foregoing, the directors may also issue options, warrants or convertible securities in connection with the Company’s IPO.

3	FORFEITURE

3.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note or a contract for future services are deemed to be not fully paid.

3.2	A written notice of call specifying the date for payment to be made shall be served on the Member who defaults in making payment in respect of the Shares.

3.3	The written notice of call referred to in Regulation 3.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

3.4	Where a written notice of call has been issued pursuant to Regulation 3.2 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

3.5	The Company is under no obligation to refund any moneys to the Member whose Shares have been cancelled pursuant to Regulation 3.4 and that Member shall be discharged from any further obligation to the Company.

4	TRANSFER OF SHARES

4.1	Subject to the Memorandum, certificated shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration. A member shall be entitled to transfer uncertificated shares by means of a relevant system and the operator of the relevant system shall act as agent of the Members for the purposes of the transfer of such uncertificated shares.

4.2	The transfer of a Share is effective when the name of the transferee is entered on the share register.

4.3	If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the share register notwithstanding the absence of the instrument of transfer.

4.4	Subject to the Memorandum, the personal representative of a deceased Member may transfer a Share even though the personal representative is not a Member at the time of the transfer.

5	DISTRIBUTIONS

5.1	Subject to the Business Combination Articles, the directors of the Company may, by Resolution of Directors, authorise a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due.

5.2	Dividends may be paid in money, shares, or other property.

5.3	The Company may, by Resolution of Directors, from time to time pay to the Members such interim dividends as appear to the directors to be justified by the profits of the Company, provided always that they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due.

5.4	Notice in writing of any dividend that may have been declared shall be given to each Member in accordance with Regulation 21 and all dividends unclaimed for three years after such notice has been given to a Member may be forfeited by Resolution of Directors for the benefit of the Company.

5.5	No dividend shall bear interest as against the Company.

6	REDEMPTION OF SHARES AND TREASURY SHARES

6.1	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of the Member whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without such consent.

6.2	The purchase, redemption or other acquisition by the Company of its own Shares is deemed not to be a distribution where:

(a)	the Company purchases, redeems or otherwise acquires the Shares pursuant to a right of a Member to have his Shares redeemed or to have his shares exchanged for money or other property of the Company, or

(b)	the Company purchases, redeems or otherwise acquires the Shares by virtue of the provisions of section 179 of the Act.

6.3	Sections 60, 61 and 62 of the Act shall not apply to the Company.

6.4	Subject to the provisions of Regulation 23, Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50 percent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

6.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

6.6	Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and Articles) as the Company may by Resolution of Directors determine.

6.7	Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 per cent of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

7	MORTGAGES AND CHARGES OF SHARES

7.1	A Member may by an instrument in writing mortgage or charge his Shares.

7.2	There shall be entered in the share register at the written request of the Member:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the share register.

7.3	Where particulars of a mortgage or charge are entered in the share register, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

7.4	Whilst particulars of a mortgage or charge over Shares are entered in the share register pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.

8	MEETINGS AND CONSENTS OF MEMBERS

8.1	Any director of the Company may convene meetings of the Members at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable. Following consummation of the Business Combination, an AGM shall be held annually at such date and time as may be determined by the directors.

8.2	Upon the written request of the Members entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Members.

8.3	The director convening a meeting of Members shall give not less than 10 nor more than 60 days’ written notice of such meeting to:

(a)	those Members whose names on the date the notice is given appear as Members in the share register of the Company and are entitled to vote at the meeting; and

(b)	the other directors.

8.4	The director convening a meeting of Members shall fix in the notice of the meeting the record date for determining those Members that are entitled to vote at the meeting.

8.5	A meeting of Members held in contravention of the requirement to give notice is valid if Members holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall constitute waiver in relation to all the Shares which that Member holds.

8.6	The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Member or another director, or the fact that a Member or another director has not received notice, does not invalidate the meeting.

8.7	A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.

8.8	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

8.9	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

COLLABRIUM JAPAN ACQUISITION CORPORATION

I/We being a Member of the above Company HEREBY APPOINT

of

or failing him

of

to be my/our proxy to vote for me/us at the

meeting of Members to be held on the ........... day of ........................................................................................................, 20.......... and at
any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this .......... day of ...................................., 20..........

............................................................................................. Member
8.10	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one and in the event of disagreement between any of the joint owners of Shares then the vote of the joint owner whose name appears first (or earliest) in the share register in respect of the relevant Shares shall be recorded as the vote attributable to the Shares.

8.11	A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear each other.

8.12	A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the Shares entitled to vote on Resolutions of Members to be considered at the meeting. If the Company has two or more classes of shares, a meeting may be quorate for some purposes and not for others. A quorum may comprise a single Member or proxy and then such person may pass a Resolution of Members and a certificate signed by such person accompanied where such person holds a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Members.

8.13	If within two hours from the time appointed for the meeting of Members, a quorum is not present, the meeting, at the discretion of the Chairman of the Board of Directors shall either be dissolved or stand adjourned to a business day in the jurisdiction in which the meeting was to have been held, at the same time and place, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall either be dissolved or stand further adjourned at the discretion of the Chairman of the Board of Directors.

8.14	At every meeting of Members, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Members present shall choose one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Member or representative of a Member present shall take the chair.

8.15	The person appointed as chairman of the meeting pursuant to Regulation 8.14 may adjourn any meeting from time to time, and from place to place. For the avoidance of doubt, a meeting can be adjourned for as many times as may be determined to be necessary by the chairman and a meeting may remain open indefinitely for as long a period as may be determined by the chairman.

8.16	At any meeting of the Members the chairman of the meeting is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

8.17	Subject to the specific provisions contained in this Regulation for the appointment of representatives of Members other than individuals the right of any individual to speak for or represent a Member shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Member or the Company.

8.18	Any Member other than an individual may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Members or of any class of Members, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Member which he represents as that Member could exercise if it were an individual.

8.19	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Member other than an individual may at the meeting but not thereafter call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Member shall be disregarded.

8.20	Directors of the Company may attend and speak at any meeting of Members and at any separate meeting of the holders of any class or series of Shares.

8.21	Any action that may be taken by the Members at a meeting may also be taken by a Resolution of Members consented to in writing, without the need for any prior notice. If any Resolution of Members is adopted otherwise than by the unanimous written consent of all Members, a copy of such resolution shall forthwith be sent to all Members not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Members. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Eligible Persons holding a sufficient number of votes of Shares to constitute a Resolution of Members have consented to the resolution by signed counterparts.

9	DIRECTORS

9.1	The first directors of the Company shall be appointed by the first registered agent within 30 days of the incorporation of the Company; and thereafter, the directors shall be elected:

(a)	subject to Regulation 9.1(b), by Resolution of Members or by Resolution of Directors for such term as the Members or directors determine;

(b)	immediately prior to the consummation of an IPO, the directors shall pass a resolution of directors dividing themselves into three classes, being the class A directors (the “Class A Directors”), the class B directors (the “Class B Directors“) and the class C directors (the “Class C Directors”). The number of directors in each class shall be as nearly equal as possible. The Class A Directors shall stand elected for a term expiring at the Company’s first AGM and the Class B Directors shall stand elected for a term expiring at the Company’s second AGM and the Class C Directors shall stand elected for a term expiring at the Company’s third AGM. Commencing at the first AGM, and at each following AGM, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third AGM following their election. Except as the Act or any applicable law may otherwise require, in the interim between an AGM or general meeting called for the election of directors and/or the removal of one or more directors any vacancy on the Board of Directors, may be filled by the majority vote of the remaining directors.

9.2	No person shall be appointed as a director of the Company unless he has consented in writing to act as a director.

9.3	The minimum number of directors shall be one and there shall be no maximum number of directors.

9.4	Each director holds office for the term, if any, fixed by the Resolution of Members or Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal.

9.5	A director may be removed from office with or without cause by,

(a)	a Resolution of Members passed at a meeting of Members called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least seventy five per cent of the Members of the Company entitled to vote; or

(b)	subject to Regulation 9.1(b), a Resolution of Directors passed at a meeting of directors.

9.6	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

9.7	Subject to Regulation 9.1(b), the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

9.8	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

9.9	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company; and

(d)	such other information as may be prescribed by the Act.

9.10	The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

9.11	The directors, or if the Shares (or depository receipts therefore) are listed or quoted on a Designated Stock Exchange, and if required by the Designated Stock Exchange, any committee thereof, may, by a Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

9.12	A director is not required to hold a Share as a qualification to office.

9.13	Prior to the consummation of any transaction with:

(a)	any affiliate of the Company;

(b)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company;

(c)	any Director or executive officer of the Company and any relative of such Director or executive officer; and

(d)	any person in which a substantial interest in the voting power of the Company is owned, directly or indirectly, by a person referred to in Regulations 9.13(b) and (c) or over which such a person is able to exercise significant influence, such transaction must be approved by a majority of the members of the Board of Directors who do not have an interest in the transaction, such directors having been provided with access (at the Company’s expense) to the Company’s attorney or independent legal counsel, unless the disinterested directors determine that the terms of such transaction are no less favorable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties.

10	POWERS OF DIRECTORS

10.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Members.

10.2	If the Company is the wholly owned subsidiary of a holding company, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.3	If the Company is a subsidiary, but not a wholly owned subsidiary, of a holding company, and the shareholders other than the holding company agree in advance, a director of the Company may, when exercising powers or performing duties as a director in connection with the carrying out of the joint venture, act in a manner which he believes is in the best interests of a Member or some Members even though it may not be in the best interests of the Company.

10.4	If the Company is carrying out a joint venture between shareholders, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.5	Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

10.6	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

10.7	The continuing directors may act notwithstanding any vacancy in their body.

10.8	Subject to Regulation 23.8, the Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party, provided always that if the same occurs prior to the consummation of a Business Combination, the Company must first obtain from the lender a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

10.9	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10.10	Section 175 of the Act shall not apply to the Company.

11	PROCEEDINGS OF DIRECTORS

11.1	Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

11.2	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the notice calling the meeting provides.

11.3	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

11.4	Until the consummation of a Business Combination, a director may not appoint an alternate. Following the consummation of a Business Combination, a director may by a written instrument appoint an alternate who need not be a director, and such alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director until the appointment lapses or is terminated.

11.5	A director shall be given not less than three days’ notice of meetings of directors, but a meeting of directors held without three days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

11.6	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or, following the consummation of a Business Combination, by alternate not less than one-half of the total number of directors, unless there are only two directors in which case the quorum is two.

11.7	If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Members. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

11.8	At meetings of directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the directors present shall choose one of their number to be chairman of the meeting. If the directors are unable to choose a chairman for any reason, then the oldest individual Director present (and for this purpose an alternate director shall be deemed to be the same age as the director that he represents) shall take the chair.

11.9	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

12	COMMITTEES

12.1	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

12.2	The directors have no power to delegate to a committee of directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of directors;

(c)	to delegate powers to a committee of directors;

(d)	to appoint directors;

(e)	to appoint an agent;

(f)	to approve a plan of merger, consolidation or arrangement; or

(g)	to make a declaration of solvency or to approve a liquidation plan.

12.3	Regulations 12.2(b) and (c) do not prevent a committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

12.4	The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

13	OFFICERS AND AGENTS

13.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

13.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Members, the Chief Executive Officer to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the Chief Executive Officer but otherwise to perform such duties as may be delegated to them by the Chief

Executive Officer, the secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

13.3	The emoluments of all officers shall be fixed by Resolution of Directors.

13.4	The officers of the Company shall hold office until their death, resignation or removal. Any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.5	The directors may, by a Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the matters specified in Regulation 12.1. The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

14	CONFLICT OF INTERESTS

14.1	A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

14.2	For the purposes of Regulation 14.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3	Provided that the requirements of Regulation 9.13 have first been satisfied, a director of the Company who is interested in a transaction entered into or to be entered into by the Company may then:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the Act and these Articles shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

15	INDEMNIFICATION

15.1	Subject to the limitations hereinafter provided, the Company may indemnify, hold harmless and exonerate against all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all legal fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services and all other disbursements, obligations or expenses, in each case reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in a Proceeding and against all judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred (whether by an Indemnitee, or on his behalf) in connection with such Proceeding or any claim, issue or matter therein, any person who:

(a)	is or was a party or is threatened to be made a party to any Proceeding by reason of the fact that such person is or was a director, officer, key employee, adviser of the Company or who at the request of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another Enterprise.

15.2	The indemnity in Regulation 15.1 only applies if the relevant Indemnitee acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the Indemnitee had no reasonable cause to believe that his conduct was unlawful.

15.3	The decision of the directors as to whether an Indemnitee acted honestly and in good faith and with a view to the best interests of the Company and as to whether such Indemnitee had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

15.4	The termination of any Proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the relevant Indemnitee did not act honestly and in good faith and with a view to the best interests of the Company or that such Indemnitee had reasonable cause to believe that his conduct was unlawful.

15.5	The Company may purchase and maintain insurance, purchase or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond in relation to any Indemnitee, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another Enterprise, against any liability asserted against the person and incurred by him in that capacity, whether or not the Company has or would have had the power to indemnify him against the liability as provided in these Articles.

16	RECORDS

16.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the share register, or a copy of the share register;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

16.2	If the Company maintains only a copy of the share register or a copy of the register of directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original share register or the original register of directors is kept.

16.3	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and Resolutions of Members and classes of Members;

(b)	minutes of meetings and Resolutions of Directors and committees of directors; and

(c)	an impression of the Seal, if any.

16.4	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.5	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act.

17	REGISTERS OF CHARGES

17.1	The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

18	CONTINUATION

The Company may by Resolution of Members or by a Resolution of Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

19	SEAL

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

20	ACCOUNTS AND AUDIT

20.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

20.2	The Company may by Resolution of Members call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

20.3	The Company may by Resolution of Members call for the accounts to be examined by auditors.

20.4	If the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee as a committee of the Board of Directors, the composition and responsibilities of which shall comply with the rules and regulations of the SEC and the Designated Stock Exchange subject to any available exemptions therefrom and the operation of the Act. The audit committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

20.5	If the Shares are listed or quoted on a Designated Stock Exchange that requires the Company to have an audit committee, the Directors shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis.

20.6	If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and, if required, shall utilise the audit committee for the review and approval of potential conflicts of interest.

20.7	If applicable, and subject to applicable law and the rules of the SEC and the Designated Stock Exchange:

(a)	at the AGM or at a subsequent extraordinary general meeting in each year, the Members shall appoint an auditor who shall hold office until the Members appoint another auditor. Such auditor may be a Member but no director or officer or employee of the Company shall during, his continuance in office, be eligible to act as auditor;

(b)	a person, other than a retiring auditor, shall not be capable of being appointed auditor at an AGM unless notice in writing of an intention to nominate that person to the office of auditor has been given not less than ten days before the AGM and furthermore the Company shall send a copy of such notice to the retiring auditor; and

(c)	the Members may, at any meeting convened and held in accordance with these Articles, by resolution remove the auditor at any time before the expiration of his term of office and shall by resolution at that meeting appoint another auditor in his stead for the remainder of his term.

20.8	The remuneration of the auditors shall be fixed by Resolution of Directors in such manner as the Directors may determine or in a manner required by the rules and regulations of the Designated Stock Exchange and the SEC.

20.9	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Members or otherwise given to Members and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

20.10	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be otherwise given to the Members.

20.11	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

20.12	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Members at which the Company’s profit and loss account and balance sheet are to be presented.

21	NOTICES

21.1	Any notice, information or written statement to be given by the Company to Members may be given by personal service by mail, facsimile or other similar means of electronic communication, addressed to each Member at the address shown in the share register.

21.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

21.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

22	VOLUNTARY WINDING UP

22.1	The Company may by a Resolution of Members or by a Resolution of Directors appoint a voluntary liquidator.

23	BUSINESS COMBINATION

23.1	Regulations 23.1 to 23.12 and Regulation 9.1(b) shall terminate upon consummation of any Business Combination and may not be amended during the Target Business Acquisition Period except as otherwise provided in these Articles.

23.2	In the event that the Company does not consummate a Business Combination prior to the expiration of 15 months after the closing of the IPO (or 18 months from the closing of the IPO if the Company elects to take advantage of the full Extension Period) (such date being referred to as the “Termination Date”), such failure shall trigger an automatic redemption of the Public Shares (an “Automatic Redemption Event”) and the directors of the Company shall take all such action necessary (i) as promptly as reasonably possible but no more than ten (10) Business Days thereafter to redeem the Public Shares (as defined below) or distribute the Trust Account to the holders of the Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any winding up of the Company’s affairs. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares. Pursuant to Section 12(2)(a) of the Act, this Regulation 23.2 may not be amended, whether to shorten the 15 (or 18) month period for the Company to effect a Business Combination or otherwise, prior to the consummation of the Business Combination.

23.2A	Notwithstanding the provisions of Regulation 23.2, for those Members voting in favour of the Resolution of Members to extend the deadline for the Company to consummate the Business Combination to 24 August 2014 (each an “Electing Member” and 24 August 2014 being the “Extended Termination Date”), their entitlement to receive the applicable Per-Share Redemption Price shall be deferred until the Extended Termination Date and the Company shall accordingly defer the cessation of its operations until after the Extended Termination Date (to the extent that it has not consummated the Business Combination on or before such date), and such Electing Member shall be deemed to have approved the immediate filing and effect of such amendment notwithstanding Clause 11.2(a)(ii) of the Memorandum, which provision shall be deemed waived for these purposes. For the avoidance of doubt, this Regulation 23.2A shall not affect the substance or timing of the Company’s obligation as described in Regulation 23.2 to offer to pay the Per-Share Redemption Price on the Termination Date to those holders of Public Shares that either voted against, abstained from voting or did not vote on the Resolution of Members to extend the deadline for the Company to consummate the Business Combination to 24 August 2014 (a “Non-Electing Member”), unless such Non-Electing Member indicates prior to the Termination Date its consent in writing to be treated as an Electing Member.

23.3	In the event that the Company elects to take advantage of the Extension Period, it shall first conduct a Tender Redemption Offer (as defined below) in order to redeem the Public Shares on a pro rata basis, in cash, at a price per share amount equal to the Per-Share Redemption Price.

23.4	Unless a shareholder vote is required by law or the rules of the Designated Stock Exchange, or, at the sole discretion of the directors, the directors determine to hold a shareholder vote for business or other reasons, the Company may enter into a Business Combination without submitting such Business Combination to its Members for approval.

23.5	Although not required, in the event that a shareholder vote is held, and a majority of the votes cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Company shall be authorised to consummate the Business Combination.

23.6

(a)	In the event that a Business Combination is consummated by the Company, the Company will offer to redeem the Shares of any Member issued in the IPO other than those Shares held by Insiders (the “Public Shares”) for cash in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act and subject to any limitations (including but not limited to cash requirements) set forth in the definitive transaction agreements related to either an initial Business Combination (the “Tender Redemption Offer”) or a Business Combination made within an Extension Period (the “Extended Tender Redemption Offer”). The Company will file tender offer documents with the SEC prior to consummating the Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as would be required in a proxy solicitation pursuant to Regulation 14A of the Exchange Act. In accordance with the Exchange Act, the Tender Redemption Offer will remain open for a minimum of 20 Business Days and the Company will not be permitted to consummate its Business Combination until the expiry of such period. If in the event a Member holding Public Shares accepts the Tender Redemption Offer and the Company has not otherwise withdrawn the tender offer, the Company shall, promptly after the consummation of the Business Combination, pay such redeeming Member, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.

(b)	In the event that a Business Combination is consummated by the Company in connection with a shareholder vote held pursuant to Regulation 23.5 in accordance with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (the “Redemption Offer”), the Company will offer to redeem the Public Shares, regardless of whether such shares are voted for or against the Business Combination, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price; provided, that any such redeeming Member who either individually or together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as such term is defined under Section 13 of the Exchange Act) shall not be permitted to redeem more than 19.9% of the total Public Shares in the event that the Company seeks public shareholder approval of the Business Combination.

(c)	In no event will the Company take advantage of the Extension Period under Regulation 23.3 or consummate the Tender Redemption Offer or the Redemption Offer under Regulation 23.6(a) or (b) if such redemptions would cause the Company to have net tangible assets to be less than US$5,000,001.

23.7	Aholder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an Automatic Redemption Event, an Amendment Redemption Event or in the event he accepts a Tender Redemption Offer or an Extended Tender Redemption Offer or a Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account.

23.8	Prior to a Business Combination, the Company will not issue any Securities (other than Public Shares) that would entitle the holder thereof to (i) receive funds from the Trust Account; or (ii) vote on any Business Combination.

23.9	The Business Combination must be approved by a majority of the independent disinterested members of the Board of Directors. Although the directors do not intend to enter into a Business Combination with a Target Business that is affiliated with an Insider, it is not prohibited from doing so. In the event the Company enters into such a Business Combination, the Company will obtain the approval of a majority of the disinterested directors of the Company and an opinion from an independent investment banking firm or other independent entity reasonably acceptable to The PrinceRidge Group LLC that such a Business Combination is fair to the members of the Company from a financial point of view.

23.10	The Company will not effectuate a Business Combination with another “blank cheque” company or a similar company with nominal operations.

23.11	Immediately after the Company’s IPO, the amount of net offering proceeds received by the Company in the IPO (including proceeds of any exercise of the underwriter’s over-allotment option and any proceeds from the sale of warrants to the Initial Investors as described in the Company’s registration statement on Form F-1 filed with the SEC (the “Registration Statement”) at the time it goes effective) shall be deposited and thereafter held in the Trust Account. Neither the Company nor any officer, director or employee of the Company will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) an Automatic Redemption Event or (iii) an Extended Tender Redemption Offer, in each case in accordance with the trust agreement governing the Trust Account; provided that all that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Company to cover working capital requirements and tax obligations.

23.12	In the event the directors of the Company propose any amendment to Regulation 23 prior to (but not in conjunction with) the consummation of a Business Combination (an “Amendment”) and such Amendment is (i) duly approved by a Resolution of Members; and (ii) the amended Articles are filed at the Registry of Corporate Affairs (an “Approved Amendment”), the Company will offer to redeem the Public Shares of any Member who voted all of its Shares against or did not consent in writing to (as relevant) the Resolution of Members approving the Approved Amendment, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price (an “Amendment Redemption Event”). Such members shall have at least 20 days to determine whether to accept the Company’s offer to redeem their Public Shares. For the avoidance of doubt, an Amendment may not include (i) any amendment to Regulation 23.2; or (ii) any amendment that would affect the substance or timing of the Company’s obligations as described in Regulation 23 to offer to pay the Per-Share Redemption Price to the holders of the Public Shares).

We, Ogier Fiduciary Services (BVI) Limited of Nemours Chambers, Road Town, Tortola, British Virgin Islands, for the purpose of incorporating a BVI business company under the laws of the British Virgin Islands hereby sign these Articles of Association.

Dated: 8 February 2012

Incorporator

Sgd: Karen Fahie	Sgd: Ayana Glasgow
Authorised Signatory	Authorised Signatory
Ogier Fiduciary Services (BVI) Limited	Ogier Fiduciary Services (BVI) Limited

Annex II

AMENDMENT NO. 1
TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

Amendment No. 1, dated as of April __, 2014 (the “Amendment”), to the Investment Management Trust Agreement, dated as of October 18, 2012 (the “IMTA Agreement”), by and between Collabrium Japan Acquisition Corporation, a British Virgin Islands business company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Trustee”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the IMTA Agreement.

WHEREAS, the Company simultaneously consummated its initial public offering and the sale of its insider warrants in October 2012, consummated the sale of additional units from the partial exercise of the underwriters’ over-allotment option in November 2012 and deposited a total of $43,370,000 of the proceeds therefrom into the Trust Account;

WHEREAS, the Company previously extended the date by which the Company had to consummate its initial business combination from January 24, 2014 to April 24, 2014 by offering its Public Shareholders the opportunity to redeem their Public Shares through a tender offer on Schedule TO in accordance with the tender offer rules under the Exchange Act, and in connection therewith, an aggregate of $18,287,031.94 was withdrawn and distributed from the Trust Account in accordance with the IMTA Agreement to pay the redemption price for the 1,770,937 Public Shares that were tendered and not properly withdrawn;

WHEREAS, the Company has sought the approval of its Public Shareholders at a meeting of its shareholders (the “Shareholder Meeting”) to: (i) amend and restate the Company’s Memorandum and Articles of Association to further extend the date by which the Company has to consummate its initial business combination from April 24, 2014 to August 24, 2014 (the “Extension Amendment”); and (ii) amend the IMTA Agreement to: (A) permit the withdrawal and distribution of an amount not to exceed an aggregate of $12,582,968.06 from the Trust Account to those persons holding Public Shares who wish to exercise their redemption rights in connection with the Extension Amendment, and (B) extend the date on which to liquidate the Trust Account in accordance with the IMTA Agreement to August 24, 2014 (the “IMTA Amendment”); and

WHEREAS, holders of at least sixty-five percent (65%) of the Company’s outstanding ordinary shares voting at the Shareholder Meeting approved the Extension Amendment and holders of at least sixty-five percent (65%) of then outstanding Public Shares approved the IMTA Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the IMTA Agreement as set forth herein:

1.      Contribution. The Initial Investors or persons on their behalf have contributed to the Company $0.20 for each Public Share that has not been purchased in the tender offer conducted on Schedule TO in accordance with the tender offer rules under the Exchange Act in connection with the Extension Amendment (the “Contribution”). The Contribution shall be, simultaneously with the execution of this Amendment, delivered to the Trustee to be deposited and held in the Trust Account for the benefit of the Company and the holders of the Company’s Ordinary Shares issued in the IPO. The term “Property” as used in the IMTA Agreement, as amended, shall be deemed to include the Contribution.

2.	Agreements and Covenants of Trustee.

2.1   Section 1(i). Section 1(i) is hereby amended and restated in its entirety so that it now reads in full as follows:

“(i)   Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached as either Exhibit A or Exhibit C hereto, signed on behalf of the Company by an executive officer and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed by the Company; provided, however, that in the event that a Termination Letter has not been received by the Trustee by 11:59 P.M. New York City time on August 24, 2014 (“Termination Date”), the Trust Account shall be liquidated as soon as practicable thereafter in accordance with the procedures set forth in the Termination Letter attached as Exhibit C hereto and distributed to the Public Shareholders of record at the close of trading (4:00 P.M. New York City time) on the Termination Date. For the purposes of clarity, any transmission of such Termination Letter electronically, whether by facsimile, electronic mail (e-mail), PDF or otherwise, shall constitute an original of such Termination Letter hereunder.”

2.2   Section 1(j). Section 1(j) is hereby amended and restated in its entirety so that it now reads in full as follows:

“(j)   At a meeting of its shareholders held on April 21, 2014, the Company’s shareholders approved the amendment and restatement of the Company’s Memorandum and Articles of Association to extend the date by which the Company has to consummate its initial business combination from April 24, 2014 to August 24, 2014 (the “Extension Amendment”). The Trustee shall, upon and in accordance with the written instruction of the Company, disburse to the Public Shareholders who (i) elected to exercise their redemption rights in connection with the Extension Amendment and redeem the Public Shares through an issuer tender offer (the “Tender Offer”) on Schedule TO in accordance with the tender offer rules under the Exchange Act and (ii) delivered the Public Shares to the depositary agent prior to the expiration of the Tender Offer, as directed by the Company in the Tender Offer documents, the amount indicated by the Company as required to pay the shareholders that have redeemed their Public Shares, in an aggregate amount not to exceed $12,582,968.06.”

2.3   Recitals. The recitals are hereby incorporated by reference.

3.	Miscellaneous.

3.1   Governing Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles. The parties agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

3.2   Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

3.3   Entire Agreement. This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the IMTA Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

3.4   Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.5   Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the IMTA Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:
Name:
Title:

COLLABRIUM JAPAN ACQUISITION CORPORATION

By:
Name:	Koji Fusa
Title:	Chief Executive Officer

IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR IF YOU
HAVE QUESTIONS ABOUT THE TRANSACTION, YOU SHOULD CONTACT INFORMATION
AGENT BY TELEPHONE OR IN WRITING AT THE ADDRESS SET FORTH BELOW

The Depositary for the Offer is:

Continental Stock Transfer & Trust Co.
Attn: Reorganization Dept.
17 Battery Place, 8th Floor
New York, NY 10004

By Facsimile (for Eligible Institutions only)	Confirm Receipt of Facsimile by Telephone:
(212) 616-7610	(917) 262-2378

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, our Information Agent for the Offer at the telephone numbers set forth below. You may also request additional copies of this Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokerage firms: (203) 658-9400
collabrium.info@morrowco.com

Offer to Purchase

March 26, 2014